Exhibit 10.1
LOAN AGREEMENT
     THIS LOAN AGREEMENT, dated as of July 10, 2007 (this “Agreement”), is between ORION MARINE GROUP, INC., a Delaware corporation (“Borrower”), each of the financial institutions which is or may from time to time become a party hereto (collectively, “Lenders”, and each a “Lender”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association, as agent (the “Agent”).
R E C I T A L S :
     Orion Marine Group Holdings, Inc., a Nevada corporation (“Prior Borrower”), certain Lenders and the Agent entered into that certain Loan Agreement dated as of October 14, 2004, as amended by First Amendment to Loan Agreement dated as of December 3, 2004, Second Amendment to Loan Agreement dated as of November 17, 2005 and Third Amendment to Loan Agreement dated as of March 23, 2007 (collectively, the “Prior Loan Agreement”). On April 5, 2007, (a) Prior Borrower merged with and into Hunter Acquisition Corp., a Delaware corporation (“Parent”), and (b) Parent changed its name from Hunter Acquisition Corp. to the name of Borrower, and Borrower assumed all the liabilities of Prior Borrower. This Agreement is in restatement and replacement of the Prior Loan Agreement, and the liens and security interests created by the Loan Documents (as defined below) are in renewal and extension of the liens and security interests created by the documents executed in connection with the Prior Loan Agreement.
     Borrower has requested that Lenders extend credit to Borrower. Lenders are willing to make such extensions of credit to Borrower upon the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I.
Definitions
     Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:
     “Acquisition” shall have the meaning given to such term in Section 10.3.
     “Acquisition Advance” means an advance of funds pursuant to Article IV.

     “Acquisition Advance Request Form” means a certificate, in substantially the form of Exhibit “P”, properly completed and signed by Borrower requesting an Acquisition Advance
     “Acquisition Term Loan” means the term loan made by Lenders to Borrower pursuant to Article IV.
     “Acquisition Term Notes” means the promissory notes executed by Borrower payable to the order of each Lender who has a Commitment-Acquisition Term Loan, respectively, in substantially the form of Exhibit “C”, properly completed, as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.
     “Adjusted Cash Balance” means, at any time (a) all cash of Borrower and its Subsidiaries as of such time, but excluding cash which is subject to a Lien (including Liens created in connection with Cash Secured Letters of Credit), minus (b) $3,000,000.00.
     “Adjusted Net Income” means, for any period, (a) Net Income for such period minus (b) the sum of (i) amounts by which Net Income is reduced as a result of extraordinary or non-recurring charges for such period plus (ii) Income Tax Expense for such period.
     “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests in such Person, and (c) any officer or director of such Person.
     “Amegy Bank” means Amegy Bank National Association, and its successors and assigns.

     “Applicable Margin” means, for the loan facilities and the Levels described below, the percentage amounts set forth below.

	Level I	Level II	Level III	Level IV	Level V
LIBOR Margin	1.50%	1.75%	2.00%	2.25%	2.50%
Prime Rate Margin	-1.00%	-0.75%	-0.50%	-0.25%	0.00%
     Level I applies when the Total Leverage Ratio is less than 1.00 to 1.00.
     Level II applies when the Total Leverage Ratio is equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00.
     Level III applies when the Total Leverage Ratio is equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00.
     Level IV applies when the Total Leverage Ratio is equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00.
     Level V applies when the Total Leverage Ratio is equal to or greater than 2.50 to 1.00.
     The applicable Level shall be adjusted, to the extent applicable, forty-five (45) days after the end of each quarter (or, in the case of any change reflected by the audited financial statements delivered pursuant to Section 9.1(a), on the first Business Day occurring at least one hundred twenty (120) days after the end of any fiscal year) based on the Total Leverage Ratio tested for the period ending on the last day of such fiscal quarter or fiscal year, as applicable; provided that if the Borrower fails to deliver the financial statements required by Section 9.1(a) or (b), as applicable, and the related No Default Certificate required by Section 9.1(c) by the forty-fifth (45 th ) (or, if applicable, the one hundred twentieth (120 th ) after the end of any fiscal quarter or any fiscal year), Level V shall apply until the first Business Day immediately following the date such financial statements are delivered.
     “Applicable Rate” means, (a) during the period that a Loan is a Prime Rate Loan, the Prime Rate plus the Prime Rate Margin from time to time in effect, and (b) during the period that a Loan is a LIBOR Loan, the sum of the LIBOR Rate plus the LIBOR Margin from time to time in effect.

     “Assignment and Acceptance” means a document in substantially the form of Exhibit “S”.
     “Authorized Representative” means any officer or employee of Borrower who has been designated in writing by Borrower to Agent to be an Authorized Representative.
     “Autopay Agreement” means that certain Amegy Autopay Agreement between Borrower and Agent, and all modifications, amendments and supplements thereto and all restatements and replacements thereof.
     “Beneficial Owner” has the meaning specified for such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
     “Board” means the board of directors of Borrower.
     “Bond Obligations” means obligations and indebtedness of Borrower and its Subsidiaries arising in connection with (a) bid or payment and performance bonds or (b) insurance policies or other instruments insuring the performance by Borrower and its Subsidiaries of obligations under contracts to which such Persons are parties.
     “Bonded Receivables” means accounts receivable of Borrower and its Subsidiaries which arise from contracts in connection with which Borrower or such Subsidiary has obtained a bond or insurance policy insuring performance of such contract.
     “Bonding Default” means that (a) either (i) Borrower or any of its Subsidiaries shall fail to have adequate bonding capacity to operate their respective businesses in the ordinary course of business as reasonably determined by Agent in good faith or (ii) Borrower or any of its Subsidiaries shall have received notice that its bonding capacity is to be or has been denied, terminated or withdrawn and (b) such failure or receipt does not yet constitute an Event of Default under Section 12.1(k) because (A) it has not been cured and (B) the thirty (30) day grace period provided therein has not been completed.
     “Borrowing Base” means, at any particular time, an amount equal to the sum of (a) eighty percent (80%) of Eligible Accounts plus (b) ninety percent (90%) of Adjusted Cash Balances.
     “Borrowing Base Certificate” means a certificate in the form of Exhibit “Q”, fully completed and executed by all the Borrowing Base Parties.
     “Borrowing Base Parties” means Construction, King Fisher and Misener.

     “Business Day” means (a) any day on which commercial banks are not authorized or required to close in Houston, Texas and (b) with respect to all borrowings, payments, Conversions, Continuations, Interest Periods and notices in connection with LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Expenditures” means for Borrower and its Subsidiaries, all expenditures for assets which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of Borrower and its Subsidiaries.
     “Capital Lease Obligations” means, for Borrower and its Subsidiaries, on a consolidated basis, the obligations of Borrower and its Subsidiaries to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.
     “Cash Secured Letter of Credit” means any letter of credit, the indebtedness with respect to which is fully secured by cash or cash equivalents.
     “Cash Taxes” means for Borrower and its Subsidiaries, on a consolidated basis, for any period, the sum of all income and franchise taxes paid in cash during such period.
     “Change of Control” means the occurrence of any of the following:
     (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock in Borrower that, together with stock held by such individual, entity or group, constitutes more than fifty percent (50%) of the total voting power of the stock of Borrower; provided, however, if any individual, entity or group, is considered to own more than fifty percent (50%) of the total voting power of the stock of Borrower, the acquisition of additional stock by the same individual, entity or group will not be considered a “Change in Control”; provided, further, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Borrower or any entity controlled by Borrower, (ii) any acquisition by investors in Borrower for financing purposes, or (iii) any holding, grant or exercise of equity based compensation awards or otherwise pursuant to any employee benefit plan; or

     (b) the replacement of a majority of the members of the Board during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
     “Claims” has the meaning set forth in Section 14.2.
     “Closing Date” means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set forth in Section 7.1 have been satisfied.
     “Collateral” has the meaning specified in Section 6.1.
     “Combined Commitments-Acquisition Term Loan” means, as to all Lenders who have Commitments-Acquisition Term Loan, the obligations of such Lenders to make Acquisition Advances in an aggregate principal amount at any time outstanding up to but not exceeding $25,000,000.00.
     “Combined Commitments-Acquisition Term Loan Increase” shall have the meaning given to such term in Section 4.8.
     “Combined Commitments-Real Estate Term Loan” means, as to all Lenders who have Commitments-Real Estate Term Loan, the obligations of such Lenders to fund the Real Estate Term Loan in an original aggregate principal amount equal to $3,095,000.00.
     “Combined Commitments-Revolving Advances” means, as to all Lenders who have Commitments-Revolving Advances, the obligations of such Lenders to make Revolving Advances and issue Letters of Credit in an aggregate principal amount at any time outstanding up to but not exceeding $8,500,000.00.
     “Combined Commitments-Total” means, as to all Lenders, the sum of (a) the Combined Commitments-Acquisition Term Loan, plus (b) the Combined Commitments-Revolving Advances, plus (c) the Combined Commitments-Real Estate Term Loan.
     “Commitment-Acquisition Term Loan” means, as to any Lender, its obligation to make Acquisition Advances in the amount set forth opposite the name of such Lender on Annex “II” hereto under the heading “Commitment-Acquisition Advances”, as the same may be modified (a) as provided in an amendment to this Agreement or (b) as the result of an assignment of all or part of such Lender’s Acquisition Term Note pursuant to Section 14.16.

     “Commitment Percentage-Revolving Advances” means for each Lender who has a Commitment-Revolving Advances the percentage derived by dividing its Commitment-Revolving Advances by the Combined Commitments-Revolving Advances at the time in question.
     “Commitment Percentage-Total” means for each Lender the percentage derived by dividing its Commitment-Total by the Combined Commitments-Total at the time in question.
     “Commitment-Real Estate Term Loan” means, as to any Lender, its obligation to fund the Real Estate Term Loan in the amount set forth opposite the name of such Lender on the original signature pages of the Loan Agreement under the heading “Real Estate Term Note”, as the same may be modified (a) as provided in an amendment to this Agreement or (b) as the result of an assignment of all or part of such Lender’s Real Estate Term Note pursuant to Section 14.16.
     “Commitment-Revolving Advances” means, as to any Lender, its obligation to make Revolving Advances and issue Letters of Credit hereunder in the amount set forth opposite the name of such Lender on Annex “I” hereto under the heading “Commitment-Revolving Advances”, as the same may be (a) reduced pursuant to Section 2.8 or otherwise, (b) modified as provided in an amendment to this Agreement or (c) modified as the result of an assignment of all or part of such Lender’s Revolving Credit Note pursuant to Section 14.16.
     “Commitment-Total” means, as to any Lender, the sum of (a) its Commitment-Acquisition Term Loan, plus (b) its Commitment-Revolving Advances, plus (c) its Commitment-Real Estate Term Loan.
     “Construction” means Orion Construction, L.P., a Texas limited partnership, and its successors and assigns.
     “Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to Section 5.7 of a Loan as a Loan of the same Type from one Interest Period to the next Interest Period.
     “Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 5.7 of or 5.8 of one Type of Loan into another Type of Loan.
     “Debt” means for any Person (without duplication) (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) Rate Management Transaction Obligations, (c) all indebtedness representing deferred payment of the purchase price of property or assets, (d) Capital Lease Obligations and obligations with respect to synthetic leases, (e) all indebtedness under guaranties, endorsements, assumptions, or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (f) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof (in which event the amount thereof shall not be deemed to exceed the fair value of such property), and (g) any obligation to redeem or repurchase any of such Person’s capital stock or other ownership interests, but excluding in any event, all obligations and indebtedness related to Cash Secured Letters of Credit.
     “Deed of Trust-Market Street-First Lien” means the Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement executed by Construction in favor of Agent, dated as of October 14, 2004, and recorded in the Official Public Records of Real Property of Harris County, Texas under Clerk’s File No. Y059593, Film Code No. 595-61-1363, a copy of which is attached as Exhibit “I”, as modified by Modification to Deed of Trust-Market Street-First Lien, and as the same may be further amended, supplemented or modified from time to time.
     “Deed of Trust-Market Street-Second Lien” means the Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement executed by Construction in favor of Agent, in substantially the form of Exhibit “J”, as the same may be amended, supplemented or modified.
     “Deed of Trust-Port Lavaca-First Lien” means the Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement executed by King Fisher in favor of Agent, dated as of October 14, 2004, and recorded in the Official Public Records of Real Property of Calhoun County, Texas under Clerk’s File No. 00089332, Volume 387, Page 220, a copy of which is attached as Exhibit “K”, as modified by Modification to Deed of Trust-Port Lavaca-First Lien, and as the same may be further amended, supplemented or modified from time to time.
     “Deed of Trust-Port Lavaca-Second Lien” means the Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement executed by King Fisher in favor of Agent, in substantially the form of Exhibit “L”, as the same may be amended, supplemented or modified.
     “Deeds of Trust-Market Street” means the Deed of Trust-Market Street-First Lien and the Deed of Trust-Market Street-Second Lien.
     “Deeds of Trust-Port Lavaca” means the Deed of Trust-Port Lavaca-First Lien and the Deed of Trust-Port Lavaca-Second Lien.

     “Default Rate” means the lesser of (a) the sum of the Applicable Rate in effect from day to day plus two percent (2.0%) or (b) the Maximum Rate.
     “Defaulting Lender” has the meaning specified in Section 5.1.
     “Dollar,” “Dollars” and “$” means currency of the United States of America which is at the time of payment legal tender for the payment of public and private debts in the United States of America.
     “EBITDA” means for Borrower and its Subsidiaries, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) depreciation and amortization for such period, plus (ii) Interest Expense for such period, plus (iii) Income Tax Expense for such period, plus (iv) (A) other non-recurring or extraordinary charges for such period reasonably approved by (i) Agent in good faith if during any period commencing on October 1 and continuing through the next September 30 (a “Test Period”) the aggregate amount of all such charges for such Test Period does not exceed ten percent (10%) of EBITDA for the twelve month period ending on the September 30 immediately preceding such Test Period, and (ii) Majority Lenders if during any Test Period the aggregate amount of all such charges for such Test Period is equal to or greater than ten percent (10%) of EBITDA for the twelve month period ending on the September 30 immediately preceding such Test Period, minus (B) non-recurring or extraordinary gains for such period.
     “Eligible Accounts” means the aggregate of all accounts receivable of Borrowing Base Parties that satisfy the following conditions: (a) are due and payable within (i) sixty (60) days if the account debtor is an Investment Grade Person and (ii) forty-five (45) days if the account debtor is not an Investment Grade Person; (b) have been outstanding less than (i) one hundred twenty (120) days past the original date of invoice if the account debtor is an Investment Grade Person, and (ii) ninety (90) days past the original date of invoice if the account debtor is not an Investment Grade Person; (c) have arisen in the ordinary course of business from services performed by a Borrowing Base Party to or for the account debtor or the sale by a Borrowing Base Party of goods in which such Borrowing Base Party had sole ownership where such goods have been shipped or delivered to the account debtor; (d) represent complete bona fide transactions which require no further act under any circumstances on the part of any Borrowing Base Party to make such accounts receivable payable by the account debtor; (e) the goods the sale of which gave rise to such accounts receivable were shipped or delivered to the account debtor on an absolute sale basis and not on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding; (f) do not constitute pre-billings or other unearned income; (g) do not constitute Bonded Receivables; (h) the goods the sale of which gave rise to such accounts receivable were not, at the time of sale thereof, subject to any Lien, except the security interest in favor of Agent created by the Loan Documents and Liens permitted by Sections 10.2(h) and 10.2(k); (i) are not subject to any provisions prohibiting assignment or requiring notice of or consent to such assignment, to the extent notice is not given or consent is not obtained; (j) are subject to a perfected, first priority security interest in favor of Agent and are not subject to any other Lien other than Liens permitted by Sections 10.2(h) and 10.2(k); (k) are not the subject of a right of setoff, counterclaim, defense, allowance, dispute, or adjustment affirmatively asserted by the account debtor, the existence of which the Borrower has actual knowledge (but only with respect to the amount subject to dispute or adjustment and excluding normal discounts for prompt payment), and the goods of sale which gave rise to such accounts receivable have not been returned, rejected, repossessed, lost, or damaged; (l) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs; (m) are not evidenced by chattel paper or any instrument of any kind; (n) are owed by a Person or Persons that are citizens of or organized under the laws of the United States or any State and are not owed by any Person organized under the laws of a jurisdiction located outside of the United States of America (“Foreign Persons”), provided, that accounts receivable owed by Foreign Persons may constitute Eligible Accounts if (i) payment of such accounts receivable is insured by a foreign risk insurance policy acceptable to Majority Lenders and the proceeds of such policy have been assigned to Agent by an instrument satisfactory to Majority Lenders, (ii) payment of such accounts receivable is covered by a letter of credit in form and substance satisfactory to Majority Lenders, issued by a financial institution satisfactory to Majority Lenders, and the proceeds of such letter of credit have been assigned to Agent by an instrument satisfactory to Majority Lenders, or (iii) Majority Lenders specifically approve such accounts receivable as Eligible Accounts; (o) if any accounts receivable are owed by the United States of America or any department, agency, or instrumentality thereof, the Federal Assignment of Claims Act shall have been complied with; (p) are not owed by an Affiliate of any Borrowing Base Party; and (q) do not include any amount which constitutes retainage. No account receivable owed by an account debtor to any Borrowing Base Party shall be included as an Eligible Account if more than twenty percent (20%) of the balances then outstanding on accounts receivable owed by such account debtor and its Affiliates to Borrowing Base Parties have remained unpaid for more than eighty-nine (89) days from the dates of their original invoices. The amount of any Eligible Accounts owed by an account debtor to any Borrowing Base Party shall be reduced by the amount of all “contra accounts” and other obligations owed by any Borrowing Base Party to such account debtor. In the event that at any time the accounts receivable from any account debtor and its Affiliates to Borrowing Base Parties exceed thirty-five percent (35%) of the accounts receivable of Borrowing Base Parties, the accounts receivable from such account debtor and its Affiliates shall not constitute Eligible Accounts to the extent to which such accounts receivable exceed thirty-five percent (35%) of the accounts receivable of Borrowing Base Parties.
     “Eligible Assignee” means any of (a) a Lender or any Affiliate of a Lender, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000.00, (c) a commercial bank organized under the laws of a country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00, provided that such bank is acting through a branch or agency located in the United States, and (d) any other Person approved by Agent, and so long as no Event of Default has occurred and is continuing, who is reasonably acceptable to Borrower.
     “ENSR Memo” means that Environmental Review Memorandum dated October 11, 2004 prepared by Herb Fry and John Rutkousis of ENSR Corporation addressing certain environmental issues at one or more of the Florida Property and the Market Street Property.
     “Environmental Laws” means any and all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Substance or to health and safety matters relating to the same.
     “Environmental Report-Florida Property” means the Interim Remedial Action Plan (Revised) dated May 27, 2003 prepared by URS Corporation.
     “Environmental Report-Market Street Property” means the Phase I Environmental Site Assessment, Orion Construction, LP, 17300 Market Street, Channelview, Texas 77530, Enercon Project No. ENMISC0195, dated September 15, 2004, and prepared by Enercon Services, Inc.
     “Environmental Report-Port Lavaca Property” means the Phase I Environmental Site Assessment, King Fisher Marine Service, LP, 159 Highway 316, Port Lavaca, Texas 77979, Enercon Project No. ENMISC0195, dated September 15, 2004, and prepared by Enercon Services, Inc.
     “Environmental Reports” means (a) the Environmental Report-Florida Property, (b) the Environmental Report-Market Street Property, (c) the Environmental Report-Port Lavaca Property, and (d) the ENSR Memo.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.
     “Event of Default” has the meaning specified in Section 12.1.
     “Excess Cash Flow” means, for Borrower and its Subsidiaries, on a consolidated basis, for any period, (a) EBITDA for such period, minus (b) the sum of (i) Capital Expenditures for such period, plus (ii) Cash Taxes for such period, plus (iii)(A) Scheduled Principal, (B) all unscheduled voluntary prepayments of principal on the Real Estate Term Loan and the Acquisition Term Loan for such period, and (C) mandatory prepayments of principal on the Real Estate Term Loan and the Acquisition Term Loan pursuant to Section 3.5(b), (c) or (d) and Section 4.5(b), (c) or (d), plus (iv) Interest Expense for such period.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Existing Letters of Credit” means (a) that certain Letter of Credit No. SC1346 in the amount of $498,688.00 issued by Amegy Bank for the benefit of Signal Mutual Indemnity Association Ltd. c/o Signal Administration Inc. for the account of Construction, and (b) that certain Letter of Credit No. SC2015 in the amount of $106,447.00 issued by Amegy Bank for the benefit of Signal Mutual Indemnity Association Ltd. c/o Signal Administration Inc. for the account of King Fisher.
     “F. Miller” means F. Miller Construction, LLC, a Louisiana limited liability company, and its successors and assigns.
     “Field Audits” means audits, verifications and inspections of the accounts receivable, inventory and assets of Borrower and its Subsidiaries, conducted by an independent third Person selected by Agent.
     “Fixed Charge Coverage Ratio” means for Borrower and its Subsidiaries, on a consolidated basis, as of any date, (a) EBITDA for the period ended as of such date, minus (b) the greater of (i) Maintenance Capital Expenditures for the period ended as of such date or (ii) $3,000,000.00, divided by the sum of (c) Scheduled Principal for the period ended as of such date, plus (d) Interest Expense for the period ended as of such date, plus (e) Cash Taxes for the period ended as of such date.
     “Florida Property” means the real property and improvements owned by Misener, located at 5600 W. Commerce, Tampa, Florida 33616-1930 and further described in and covered by the Mortgage-Florida.

     “Florida Remediation” means the environmental remediation conducted at the Florida Property pursuant to the Environmental Report-Florida Property.
     “Funded Debt” means, at any time, for Borrower and its Subsidiaries, on a consolidated basis, the sum of (a) all indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, including the Notes, (b) the Senior Subordinated Note and Other Subordinated Debt, (c) Capital Lease Obligations, (d) all obligations (including contingent obligations) incurred in connection with guaranties of the indebtedness for borrowed money of another Person (but excluding Bond Obligations), (e) all obligations to pay the deferred purchase price of property or services (but excluding trade accounts payable or trade notes in the ordinary course of business that are not past due by more than ninety (90) days), (f) all indebtedness secured by a Lien on the property of Borrower or its Subsidiaries (in which event the amount thereof shall not be deemed to exceed the fair market value of such property), and (g) the Letter of Credit Liabilities, but excluding in any event, all obligations and indebtedness related to Cash Secured Letters of Credit.
     “GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing regulatory or administrative powers or functions of or pertaining to government.
     “Guarantors” means Construction, King Fisher, Misener and OAS.
     “Guaranty Agreement” means a Guaranty Agreement executed by each Guarantor in favor of Agent in substantially the form of Exhibit “N”, as the same may be amended, supplemented or modified.
     “Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.
     “Income Tax Expense” means for Borrower and its Subsidiaries, on a consolidated basis for any period, all local, state and federal income and franchise taxes paid or due to be paid during such period and reflected upon Borrower’s income statement.

     “Interest Expense” means for Borrower and its Subsidiaries, on a consolidated basis, for any period, the sum of all cash interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP applied consistently.
     “Interest Period” means with respect to LIBOR Loans, each period commencing on the date such Loans are made or Converted from Loans of another Type or, in the case of each subsequent, successive Interest Period applicable to a LIBOR Loan, each period commencing on the last day of the immediately preceding Interest Period with respect to such LIBOR Loan, and in each case ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as Borrower may select as provided in Sections 2.6, 3.6, 4.6 or 5.7; provided, however, that (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month, (c) no Interest Period for any LIBOR Loan which is a Revolving Advance may extend beyond the Termination Date Revolving Advances (and any proposed LIBOR Loan which is a Revolving Advance with an Interest Period which would extend beyond the Termination Date Revolving Advances shall be a Prime Rate Loan maturing on the Termination Date Revolving Advances), (d) no Interest Period for any LIBOR Loan, which is a Real Estate Term Loan Portion, may extend beyond the Maturity Date Real Estate Term Loan (and any proposed LIBOR Loan which is a Real Estate Term Loan Portion with an Interest Period which would extend beyond the Maturity Date Real Estate Term Loan shall be a Prime Rate Loan maturing on the Maturity Date Real Estate Term Loan), (e) no Interest Period for any LIBOR Loan which is an Acquisition Advance may extend beyond the Maturity Date Acquisition Term Loan (and any proposed LIBOR Loan which is an Acquisition Advance with an Interest Period which would extend beyond the Maturity Date Acquisition Term Loan shall be a Prime Rate Loan maturing on the Maturity Date Acquisition Term Loan), (f) for all LIBOR Loans no more than five (5) Interest Periods for each of the Revolving Advances, Real Estate Term Loan Portions or the Acquisition Advances, respectively, shall be in effect at the same time, and (g) no Interest Period shall have a duration of less than thirty (30) days and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall be a Prime Rate Loan.
     “Investment Grade Person” means a Person organized under the laws of the United States of America or a state thereof who has (a) a rating from Standard & Poor’s

Corporation of (i) A-1 or better for its commercial paper or (ii) BBB or better for its long term debt, or (b) a rating from Moody’s Investor Service of (i) P-1 or better for its commercial paper or (ii) Baa or better for its long term debt.
     “Issuing Bank” means Amegy Bank National Association in its capacity of the issuer of Letters of Credit.
     “KFMSGP” means KFMSGP, LLC, a Texas limited liability company and the general partner of King Fisher, and its successors and assigns
     “KFMSLP” means KFMSLP, LLC, a Nevada limited liability company, and its successors and assigns.
     “King Fisher” means King Fisher Marine Service, L.P., a Texas limited partnership, and its successors and assigns.
     “Letter of Credit” means any letter of credit issued by Issuing Bank for the account of Borrower pursuant to Article II and the Existing Letters of Credit. For clarification, Cash Secured Letters of Credit shall not be deemed to be Letters of Credit for purposes of this Agreement.
     “Letter of Credit Application” means Issuing Bank’s standard form of letter of credit application and agreement, as the same may be amended, modified, renewed, extended, or supplemented.
     “Letter of Credit Liabilities” means, at any time, the aggregate undrawn face amounts of all outstanding Letters of Credit (including the Existing Letters of Credit).
     “LIBOR Loans” means Loans the interest rates on which are determined on the basis of the rates referred to in the definition of “LIBOR Rate”.
     “LIBOR Margin” has the meaning given to such term in the definition of the term “Applicable Rate”.
     “LIBOR Rate” means, for any LIBOR Loan, for any Interest Period therefor, the rate per annum offered for Dollar deposits in an amount comparable to the principal amount of such LIBOR Loan for a period of time equal to such Interest Period as of 11:00 A.M. City of London, England time two (2) London Business Days prior to the first date of such Interest Period as shown on the display designated as “British Bankers Association Interest Settlement Rates” on the Bloomberg system (“Bloomberg”); provided, however, that if such rate is not available on Bloomberg then such offered rate shall be otherwise independently determined by Agent from an alternate, substantially similar independent source available to Agent and recognized in the banking industry.
     “Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.
     “Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented.
     “Loans” means Revolving Advances, Real Estate Term Loan Portions and Acquisition Advances.
     “London Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by laws or executive order to close in the City of London, England.
     “Maintenance Capital Expenditures” means, for Borrower and its Subsidiaries, all Capital Expenditures related to extending the life of, or maintaining the working condition of, existing assets. Maintenance Capital Expenditures does not include capital spending for new assets (so- called “growth capital expenditures”).
     “Majority Lenders” means Lenders holding sixty-six and two-thirds percent (66b%) or more of the Combined Commitments.
     “Market Street-New Property” means the 11.59 acre tract constituting part of the Market Street Property.
     “Market Street Property” means the real property and improvements owned by Construction, located at 17300 Market Street and 17140 Market Street, Channelview, Texas 77530 and further described in and covered by the Deeds of Trust-Market Street.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or any Obligated Party (other than OAS) and its Subsidiaries, taken as a whole, (b) the ability of Borrower to pay the Obligations or the ability of Borrower or any Obligated Party to perform its respective material obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of Lender hereunder or thereunder.
     “Maturity Date Acquisition Term Loan” means September 30, 2010.
     “Maturity Date Real Estate Term Loan” means September 30, 2010.
     “Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to Lenders for the purposes of determining the Maximum Rate, Lenders elect to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right any Lender may have subsequently, under applicable law, to change the method of determining the Maximum Rate.
     “Merger” shall have the meaning given to such term in Section 10.3.
     “Misener” means Misener Marine Construction, Inc., a Florida corporation, and its successors and assigns.
     “Modification to Deed of Trust-Market Street-First Lien” means the First Modification to Deed of Trust-Market Street-First Lien, executed by Construction in favor of Agent, in substantially the form of Exhibit “U”.
     “Modification to Deed of Trust-Port Lavaca-First Lien” means the First Modification to Deed of Trust-Port Lavaca-First Lien, executed by King Fisher in favor of Agent, in substantially the form of Exhibit “V”.
     “Modifications to Real Estate Term Notes” means the First Modifications to Real Estate Term Notes executed by Borrower in favor of each Lender who has a Commitment-Real Estate Term Loan, respectively, in substantially the form of Exhibit “T”, properly completed.
     “Mortgage-Florida” means the Mortgage executed by Misener in favor of Agent, in substantially the form of Exhibit “M”, as the same may be amended, supplemented or modified.
     “Net Income” means, for Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period, calculated in accordance with GAAP.

     “Net Worth” means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders’ capital on a consolidated balance sheet of Borrower and its Subsidiaries.
     “No Default Certificate” means a certificate in the form of Exhibit “R” hereto, fully completed and executed by Borrower.
     “Notes” means the Revolving Credit Notes, the Real Estate Term Notes and the Acquisition Term Notes.
     “OAS” means Orion Administrative Services, Inc., a Texas corporation, and its successors and assigns.
     “Obligated Party” means each Guarantor and any other Person who is or becomes a party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.
     “Obligations” means all obligations, indebtedness, and liabilities of Borrower to Agent, Issuing Bank, and Lenders, or any of them, arising pursuant to this Agreement or any of the Loan Documents, under any treasury management arrangements with any Lender or under any Rate Management Transactions to which a Lender or its Affiliate is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all of Borrower’s contingent reimbursement obligations in respect of Letters of Credit, and all interest accruing thereon and all reasonable and documented attorneys’ fees and other expenses incurred in the enforcement or collection thereof.
     “OCGP” means OCGP, LLC, a Texas limited liability company and the general partner of Construction, and its successors and assigns.
     “OCLP” means OCLP, LLC, a Nevada limited liability company, and its successors and assigns.
     “Organizational Documents” means, for any Person, (a) the articles of incorporation and bylaws of such Person if such Person is a corporation, (b) the articles of organization and regulations of such Person if such Person is a limited liability company, (c) the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

     “Other Subordinated Debt” means Debt of Borrower to any Person, the payment of which has been subordinated to the payment of the Obligations in a manner satisfactory to Agent and by a document satisfactory to Agent, but excluding the Senior Subordinated Note Debt.
     “Permitted Liens” shall have the meaning set forth in Section 10.2 of this Agreement.
     “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority, or other entity.
     “Pledge Agreement-Borrower-Ownership Interests” means the Security Agreement and Collateral Assignment executed by Borrower in favor of Agent in substantially the form of Exhibit “E”, as the same may be amended, supplemented or modified.
     “Pledge Agreement-Borrower-Stock” means the Security Agreement-Pledge executed by Borrower in favor of Agent in substantially the form of Exhibit “F”, as the same may be amended, supplemented or modified.
     “Pledge Agreement-Subsidiary-Ownership Interests” means a Security Agreement and Collateral Assignment executed by each of Construction, KFMSGP, KFMSLP, OCGP and OCLP in favor of Agent in substantially the form of Exhibit “G”, as the same may be amended, supplemented or modified.
     “Pledge Agreement-Subsidiary-Stock” means a Security Agreement-Pledge executed by Construction in favor of Agent in substantially the form of Exhibit “H”, as the same may be amended, supplemented or modified.
     “Port Lavaca Property” means the real property and improvements owned by King Fisher, located at 159 Highway 316, Port Lavaca, Texas 77979 and further described in and covered by the Deeds of Trust-Port Lavaca.
     “Prime Rate” means that variable rate of interest per annum established by Agent from time to time as its prime rate which shall vary from time to time. Such rate is set by Agent as a general reference rate of interest, taking into account such factors as Agent may deem appropriate, it being understood that many of Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate charged to any customer and that Lenders may make various commercial or other loans at rates of interest having no relationship to such rate.

     “Prime Rate Loans” means Loans that bear interest at rates based upon the Prime Rate.
     “Prime Rate Margin” has the meaning given to such term in the definition of the term “Applicable Margin”.
     “Pro Rata”, “Pro Rata Share” or “Pro Rata Part” means for each Lender (a) with respect to the Revolving Advances, when no Revolving Advance is outstanding, such Lender’s Commitment Percentage-Revolving Advances, (b) otherwise, the proportion which the portion of outstanding Revolving Advances, the Real Estate Term Loan and the Acquisition Advances, respectively, owed to such Lender bears to the aggregate outstanding Revolving Advances, the Real Estate Term Loan and the Acquisition Advances, respectively, owed to all Lenders at the time in question.
     “Pro Rata Share-Total” means for each Lender the proportion which the portion of the sum of the outstanding Revolving Advances plus the Real Estate Term Loan plus the Acquisition Advances owed to such Lender bears to the sum of the aggregate outstanding Revolving Advances, the Real Estate Term Loan and the Acquisition Advances owed to all Lenders at the time in question.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and any Lender or any Lender’s Affiliates which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Rate Management Transaction Obligations” means any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to any Lender or any Lender’s Affiliates arising under or in connection with any Rate Management Transaction.
     “Real Estate Term Loan” means the loan made by Lenders to Borrower pursuant to Article III.
     “Real Estate Term Loan Portions” means amounts of the outstanding principal amount of the Real Estate Term Loan which have been so designated by Borrower pursuant to Section 3.6.

     “Real Estate Term Notes” means the promissory notes in the original aggregate principal amount of $41,500,000.00 dated October 14, 2004, executed by Prior Borrower and payable to the order of the Lenders who have Commitments-Real Estate Term Loan, respectively, and in the aggregate principal amount of $23,547,500.00 as of the date of this Agreement, copies of which are attached as Exhibit “B”, which have been modified by Modifications to Real Estate Term Notes, and as the same may be further amended, supplemented or modified from time to time and all promissory notes executed in renewal, extension, modification or substitution therefor.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented.
     “Regulatory Change” means, with respect to any Lender, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date any interpretations, directives, or requests applying to a class of banks (including any Lender) of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Reserve Requirement” means the aggregate maximum reserve percentages (including any marginal, special, supplemental or emergency reserves, and expressed as a decimal) established by the Federal Reserve Board or any other United States banking authority to which Lender is subject for “Eurocurrency Liabilities” (as defined in Regulation D). Such reserve percentages shall include, without limitation, those imposed under Regulation D of the Board of Governors of the Federal Reserve System.
     “Revolving Advance” means a loan or loans pursuant to Article II.
     “Revolving Advance Request Form” means a certificate, in substantially the form of Exhibit “O”, properly completed and signed by Borrower requesting a Revolving Advance.
     “Revolving Credit Notes” means the promissory notes executed by Borrower payable to the order of each Lender, respectively, in substantially the form of Exhibit “A”, properly completed, as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.
     “Revolving Line of Credit” means the credit facility extended by Lenders to Borrower pursuant to Article II.
     “Scheduled Principal” means for Borrower and is Subsidiaries, on a consolidated basis, for any period, all principal payments required to be made during such period under Section 3.4(c) and Section 4.4(c) hereof. Scheduled principal payments on the Revolving Credit Notes and any mandatory payments made pursuant to Section 3.5 and Section 4.5 hereof shall not constitute Scheduled Principal.
     “Security Agreement-Subsidiary-General” means a Security Agreement executed by each Guarantor in favor of Agent in substantially the form of Exhibit “D”, as the same may be amended, supplemented or modified.
     “Subsidiary” means each Guarantor and any other Person of which or in which Borrower, any Guarantor or their other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors or equivalent body of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.
     “TCEQ” means the Texas Commission on Environmental Quality.
     “Termination Date Acquisition Advances” means 11:00 a.m., Houston, Texas time on September 30, 2008.
     “Termination Date Revolving Advances” means 11:00 a.m., Houston, Texas time on September 30, 2010, or such earlier date on which the Commitments-Revolving Advances terminate as provided in this Agreement.
     “Total Leverage Ratio” means, as of any date, (a) Funded Debt as of such date divided by (b) EBITDA for the period ended as of such date.
     “Type” means the type of Loan (i.e. Prime Rate Loan or LIBOR Loan).
     “Unmatured Event of Default” means the occurrence of an event or the existence of a condition which, with the giving of notice or the passage of time would constitute an Event of Default.
     Section 1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas. In the event that, at any time, Borrower has no Subsidiaries, all references to the Subsidiaries of Borrower and the consolidation of certain financial information shall be deemed to be inapplicable until such time as Borrower has a Subsidiary.
ARTICLE II.
Revolving Line of Credit and Letters of Credit
     Section 2.1. Revolving Line of Credit. Subject to the terms and conditions of this Agreement, each Lender agrees severally to extend a portion of the Revolving Line of Credit to Borrower by making one or more Revolving Advances to Borrower from time to time from the date hereof to and including the Termination Date Revolving Advances in an aggregate principal amount at any time outstanding up to but not exceeding such Lender’s Commitment-Revolving Advances; provided that the aggregate amount of all Revolving Advances at any time outstanding shall not exceed the lesser of (a) the Combined Commitments-Revolving Advances minus the Letter of Credit Liabilities or (b) the Borrowing Base minus the Letter of Credit Liabilities. Lenders shall have no obligation to make any Revolving Advance (other than a Revolving Advance to reimburse Issuing Bank for any draw on a Letter of Credit issued pursuant to the terms hereof) if an Event of Default or a Bonding Default has occurred and is continuing. The obligations of Lenders under the Commitments-Revolving Advances are several and not joint. The failure of any Lender to make a Revolving Advance required to be made by it shall not relieve any other Lender of its obligation to make its Revolving Advance, and no Lender shall be responsible for the failure of any other Lender to make the Revolving Advance to be made by such other Lender. No Lender shall ever be required to lend hereunder in excess of its legal lending limit. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.
     Section 2.2. Revolving Credit Notes. The obligation of Borrower to repay the Revolving Advances shall be evidenced by a Revolving Credit Note executed by Borrower, payable to the order of each Lender, respectively, in the principal amount of such Lender’s Commitment-Revolving Advances. From time to time a new Revolving Credit Note may be issued to another Lender hereunder as such Person becomes a party to this Agreement. From time to time the Agent may require a Revolving Credit Note to be exchanged for a newly issued Revolving Credit Note to accurately reflect the amount of each Lender’s Commitment-Revolving Advances hereunder. Upon the request of Agent, Borrower shall execute and deliver to Agent such new Revolving Credit Notes as requested by Agent; provided, however, that in no event will Borrower be required to issue Revolving Credit Notes in an aggregate amount which exceeds the amount of the Combined Commitment-Revolving Advances.

     Section 2.3. Interest. The unpaid principal amount of the Revolving Advances (and, therefore, the Revolving Credit Notes) shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Applicable Rate in effect from day to day, and each change in the rate of interest charged on the Revolving Advances shall become effective, without notice to Borrower, on the effective date of each change in the Applicable Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Revolving Advances to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Revolving Advances below the Maximum Rate until the aggregate amount of interest actually accrued on the Revolving Advances equals the amount of interest which would have accrued on the Revolving Advances if the interest rate specified in clause (b) preceding had at all times been in effect. Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, the outstanding principal of the Revolving Advances shall, upon the determination of the Majority Lenders (notice of which is provided by Agent to Borrower), bear interest at the Default Rate.
     Section 2.4. Repayment of Principal and Interest. (a) Accrued and unpaid interest on the Revolving Advances (and, therefore, the Revolving Credit Notes) shall be payable as follows:
     (i) in the case of each Revolving Advance which is a Prime Rate Loan, on each March 31, June 30, September 30 and December 31, commencing September 30, 2007;
     (ii) in the case of each Revolving Advance which is a LIBOR Loan, on the last day of each Interest Period therefor;
     (iii) upon the payment or prepayment (mandatory or optional) of any Revolving Advance or the Conversion of any Revolving Advance (but only on the principal amount so paid, prepaid, or Converted); and
     (iv) for all Revolving Advances, on the Termination Date Revolving Advances.
     (b) The principal amount of the Revolving Advances (and, therefore, the Revolving Credit Notes) shall be due and payable on the earlier of (i) the Termination Date Revolving Advances or (ii) such other dates on which the Revolving Advances are or may be required to be paid pursuant to this Agreement.
     (c) Notwithstanding the foregoing, interest payable at the Default Rate shall be payable from time to time on demand.

     Section 2.5. Requests for Revolving Advances. (a) As long as the Autopay Agreement is in effect, Revolving Advances which are to be Prime Rate Loans may be made as provided in the Autopay Agreement, and Borrower shall not be required to request a Revolving Advance directly from Agent by means of a Revolving Advance Request Form.
     (b) The provisions of this paragraph shall apply (i) to all requests for Revolving Advances which are to be LIBOR Loans, (ii) if Borrower so chooses, (iii) if the Autopay Agreement is not in effect, or (iv) if the Available Amount (as defined in the Autopay Agreement) is, or has been declared to be, equal to zero. Borrower shall request each Revolving Advance by delivering to Agent a Revolving Advance Request Form (i) stating the amount of the Revolving Advance, (ii) stating the date on which Borrower desires that the Revolving Advance be funded, (iii) stating the Type of the Revolving Advance, and (iv) if such Revolving Advance is a LIBOR Loan, designating the Interest Period thereof. Each Revolving Advance Request Form shall be delivered to Agent at least (i) one (1) Business Day before the date on which Borrower desires that the Revolving Advance be funded in the case of each Revolving Advance which is to be a Prime Rate Loan and (ii) at least three (3) Business Days before the date on which Borrower desires that the Revolving Advance be funded in the case of each Revolving Advance which is to be a LIBOR Loan; provided that (x) no Revolving Advance which is a LIBOR Loan may be in an amount which is less than $1,000,000.00, and (y) at any time there can be no more than five (5) Interest Periods in effect for the Revolving Advances. Borrower at any time may redesignate the amounts of, and Convert and Continue the Revolving Advances, but only to be effective from and after the end of the Interest Period therefor if a Revolving Advance is a LIBOR Loan, and subject to the terms and provisions of this Agreement, including Sections 5.7, 5.8 and 5.9 hereof. Prior to making any Revolving Advance, Lender may require that Borrower deliver a Borrowing Base Certificate dated a recent date acceptable to Lender evidencing that the amount of the outstanding Revolving Advances plus the requested Revolving Advance is less than the lesser of the Combined Commitments-Revolving Advances and the Borrowing Base. The Agent shall promptly notify each Lender of the contents of each such notice. No later than 11:00 a.m. Houston, Texas time on the date specified for each Revolving Advance hereunder, each Lender shall make available to Agent at its office specified herein in immediately available funds, its Pro Rata Share of each requested Revolving Advance. After Agent’s receipt of such funds and subject to the other terms and conditions of this Agreement, Agent shall make each Revolving Advance available to the Borrower.
     Section 2.6. Use of Proceeds. The proceeds of Revolving Advances (a) were originally used to partially finance the acquisition of the stock of Orion Marine Group Holdings, Inc., a Nevada corporation by Borrower (when it was Hunter Acquisition Corp., a Delaware corporation) and to refinance existing indebtedness, and (b) shall be used to refinance existing indebtedness for general working capital purposes and for capital expenditures.

     Section 2.7. Mandatory Prepayment. If at any time the outstanding principal amount of the Revolving Advances plus the Letter of Credit Liabilities exceeds the Borrowing Base, Borrower shall immediately prepay the outstanding Revolving Advances by the amount of the excess plus accrued and unpaid interest on the amount so prepaid or, if no (or insufficient) Revolving Advances are outstanding, Borrower shall immediately pledge to Agent cash or cash equivalent investments in an amount equal to the excess as security for the Letter of Credit Liabilities.
     Section 2.8. Unused Commitment Fee; Reduction or Termination of Combined Commitments-Revolving Advances. Borrower agrees to pay to Agent for the Pro Rata-Revolving Advances benefit of the Lenders a commitment fee on the average daily unused portion of the Combined Commitments-Revolving Advances, from and including the Closing Date to, but excluding the Termination Date Revolving Advances, at the rate set forth below based on a 360 day year and the actual number of days elapsed, payable quarterly, in arrears, and on the Termination Date Revolving Advances.

Total Leverage Ratio	Commitment Fee
Less than 1.00 to 1.00	0.200%
Equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	0.250%
Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	0.250%
Equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	0.300%
Equal to or greater than 2.50 to 1.00	0.375%
For the purpose of calculating the commitment fee hereunder, the Combined Commitments-Revolving Advances shall be deemed utilized by the amount of all outstanding Revolving Advances and Letter of Credit Liabilities. Borrower shall have the right at any time to terminate in whole or from time to time to irrevocably reduce in part the Combined Commitments-Revolving Advances upon at least three (3) Business Days prior notice to Agent specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction; provided, however, the Combined Commitments-Revolving Advances shall never be reduced below an amount equal to the Letter of Credit Liabilities. Any such reduction in the Combined Commitments-Revolving Advances shall take effect Pro Rata. Simultaneously with giving such notice, Borrower shall prepay the amount by which the unpaid principal amount of the Revolving Advances plus the Letter of Credit Liabilities exceeds the Combined Commitments-Revolving Advances (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Combined Commitments-Revolving Advances may not be reinstated after they have been terminated or reduced.

     Section 2.9. Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Bank agrees to issue one or more Letters of Credit for the account of Borrower from time to time from the date hereof to and including the Termination Date Revolving Advances; provided, however, that the Letter of Credit Liabilities shall not at any time exceed the least of (a) $2,000,000.00, (b) the Combined Commitments-Revolving Advances minus the outstanding Revolving Advances, or (c) the Borrowing Base minus the outstanding Revolving Advances. Each Letter of Credit shall (a) have an expiration date which is not later than three hundred sixty-five (365) days following the date of issuance of such Letter of Credit, (b) have an expiration date which is at least fifteen (15) days prior to the Termination Date Revolving Advances, (unless any such Letter of Credit is fully secured by cash in a manner acceptable to Agent and Issuing Bank), (c) be payable in United States dollars, (d) have a minimum face amount of $100,000.00, (e) support a transaction that is entered into in the ordinary course of any Borrower’s business, and (f) otherwise be satisfactory in form and substance to Issuing Bank. No Letter of Credit shall require any payment by Issuing Bank to the beneficiary thereunder pursuant to a drawing prior to the third Business Day following presentment of a draft and any related documents to Issuing Bank. Issuing Bank shall have no obligation to issue any Letter of Credit if an Event of Default or Bonding Default has occurred and is continuing. The Existing Letters of Credit constitute Letters of Credit for all purposes of this Agreement.
     Section 2.10. Procedure for Issuing Letters of Credit. Each Letter of Credit shall be issued upon receipt by Issuing Bank of written notice from an Authorized Representative requesting the issuance of such Letter of Credit, which notice shall be received by Issuing Bank at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit. Such notice shall be accompanied by a Letter of Credit Application and such other documents and instruments as Issuing Bank may require. Such notice and application (both front and back sides) may be sent by fax, provided that Borrower holds Issuing Bank harmless with respect to actions taken by Issuing Bank based upon notices and applications sent by fax. Each request for a Letter of Credit shall constitute a representation by Borrower to Issuing Bank, Agent and the other Lenders as to each of the matters set forth in the Borrowing Base Certificate, including representations that (a) the sum of (i) the outstanding Revolving Advances plus (ii) the Letter of Credit Liabilities plus (iii) the face amount of the requested Letter of Credit does not exceed the lesser of the Borrowing Base and the Combined Commitments-Revolving Advances, and (b) no Event of Default or Bonding Default has occurred and is continuing. Prior to Issuing any Letter of Credit, Issuing Bank may request a Borrowing Base Certificate from Borrower dated of a recent date acceptable to Lender evidencing that the statements contained in the preceding sentence are correct.
     Section 2.11. Participation by Lenders. By the issuance of any Letter of Credit and without any further action on the part of Issuing Bank or any Lender in respect thereof, Issuing Bank hereby grants to each Lender, and each Lender hereby agrees to acquire from Issuing Bank, a participation in each such Letter of Credit and the related Letter of Credit Liabilities, effective upon the issuance thereof without recourse or warranty, equal to such Lender’s Pro

Rata Part of such Letter of Credit and Letter of Credit Liabilities. Issuing Bank shall provide a copy of each Letter of Credit to each other Lender promptly after issuance. This agreement to grant and acquire participations is an agreement between Issuing Bank and Lenders, and neither Borrower nor any beneficiary of a Letter of Credit shall be entitled to rely thereon. Borrower agrees that each Lender purchasing a participation from the Issuing Bank pursuant to this Section 2.11 may exercise all of its rights to payment against the Borrower including the right of setoff, with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participations.
     Section 2.12. Payments Constitute Revolving Advances. Each payment by Issuing Bank pursuant to a drawing under a Letter of Credit shall constitute and be deemed a Revolving Advance by Issuing Bank to Borrower under the Revolving Credit Notes and this Agreement as of the day and time such payment is made by Issuing Bank and in the amount of such payment. Each Lender shall make available to Issuing Bank in immediately available funds its Pro Rata Share-Revolving Advances of each such Revolving Advance in the manner provided in Section 2.5 hereof upon notice given by the Issuing Bank in the manner provided in Section 2.5 for notices given by Agent. Notwithstanding the foregoing, if, prior to paying a drawing on a Letter of Credit with a Revolving Advance as provided above, an Event of Default under Section 12.1(d) or (e) shall have occurred or if for any other reason a Revolving Advance cannot be made, then, each Lender will, on the date on which the Revolving Advance was to have been made to pay such drawing or such other date as is designated by Issuing Bank, purchase from Issuing Bank an undivided participation interest in such Letter of Credit in an amount equal to its Pro Rata Share of the Revolving Advances. Upon request from Agent (which shall be given by Agent to Lenders immediately following receipt of notice by Agent from Issuing Bank), each Lender will immediately transfer such amount to Issuing Bank.
     Section 2.13. Letter of Credit Fees. Borrower shall pay to Agent for the Pro Rata-Revolving Advances benefit of the Lenders a letter of credit fee payable on the date each Letter of Credit is issued in an amount equal to the greater of (a) $300.00, or (b) the applicable percentage set forth below of the stated amount of such Letter of Credit based upon a 360 day year for the period during which such Letter of Credit will remain outstanding:

Total Leverage Ratio	Letter of Credit Fee
Less than 1.00 to 1.00	1.50%
Equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	1.75%
Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	2.00%
Equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	2.25%
Equal to or greater than 2.50 to 1.00	2.50%

At the time of issuance of each Letter of Credit, Borrower shall pay to the Issuing Bank a letter of credit fee in an amount equal to one-eighth of one percent (c%) of the stated amount of such Letter of Credit. In addition, Borrower shall pay to Issuing Bank (a) at the time of issuance of any Letter of Credit, all reasonable and documented out-of-pocket costs incurred by Issuing Bank in connection with the issuance of such Letter of Credit, and (b) upon the payment of any Letter of Credit, all applicable payment fees. Upon the amendment (including the extension) of any Letter of Credit, Borrower shall pay to Issuing Bank all applicable amendment fees and to Agent for the Pro Rata benefit of Lenders a fee calculated as provided in the first sentence of this Section 2.13 for the period of such extension.
     Section 2.14. Obligations Absolute. The obligations of Borrower under this Agreement and the other Loan Documents, including without limitation the obligation of Borrower to reimburse Issuing Bank and Lenders, as applicable, for payment of drawings under any Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit or any other Loan Document, (b) the existence of any claim, set-off, counterclaim, defense or other rights which Borrower, any Obligated Party or any other Person may have at any time against any beneficiary of any Letter of Credit, Issuing Bank, Agent, any Lender, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction, (c) if any statement, draft or other document presented under any Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect whatsoever, (d) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit in a manner which is not material, (e) any amendment or waiver of, or any consent to departure from, any Loan Document or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
     Section 2.15. Limitation of Liability. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. None of Issuing Bank, Agent, any Lender or any of their officers, employees or directors shall have any responsibility or liability to Borrower or any other Person for (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Issuing Bank, (b) errors, omissions, interruptions or delays in transmission or delivery of any messages, (c) the validity, sufficiency or genuineness of any draft or other document, or any endorsement thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged or any statement therein is untrue or inaccurate in any respect, (d) payment by Issuing Bank to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit in a respect which is not material or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, Issuing Bank shall be liable to Borrower to the extent of any direct, but not consequential, damages suffered by Borrower which Borrower proves in a final nonappealable judgment were caused by (i) Issuing Bank’s willful misconduct or gross negligence or (ii) Issuing Bank’s willful failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.
     Section 2.16. Provisions Regarding Electronic Issuance of Letters of Credit. Issuing Bank may adopt procedures pursuant to which Borrower may request the issuance of Letters of Credit by electronic means and Issuing Bank may issue Letters of Credit based on such electronic requests. Such procedures may include the entering by Borrower into the Letter of Credit Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”. Borrower holds Issuing Bank, Agent and each Lender harmless with respect to actions taken by Issuing Bank based upon Electronic Applications. Borrower further agrees to be bound by all the terms and provisions contained in the Letter of Credit Applications, including, without limitation, the terms and provisions of the Letter of Credit Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.
     Section 2.17. Increase of the Combined Commitments-Revolving Advances. (a) At any time prior to the Termination Date Revolving Advances, the Borrower may effectuate up to two (2) separate increases in the aggregate Combined Commitments-Revolving Advances (each such increase being a “Combined Commitments-Revolving Advances Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Combined Commitments-Revolving Advances Increase) or one or more other banks or other financial institutions (reasonably acceptable to Agent) that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its Commitment-Revolving Advances as such Lender shall so select (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement; provided, however, that (i) each Combined Commitments-Revolving Advances Increase shall be in an amount at least equal to $5,000,000.00, (ii) the aggregate amount of all Combined Commitments-Revolving Advances Increases and Combined Commitments-Acquisition Term Loan Increases (as defined in Section 4.8) shall not exceed $25,000,000.00, and (iii) all Commitments-Revolving Advances and Revolving Advances provided pursuant to a Combined Commitments-Revolving Advances Increase shall be available on the same terms as those applicable to the existing Commitments-Revolving Advances and Revolving Advances. The sum of the increases in the Commitments-Revolving Advances of the Additional Lenders upon giving effect to a Combined Commitments-Revolving Advances

Increase shall not, in the aggregate, exceed the amount of such Combined Commitments-Revolving Advances Increase minus the increases in the Combined Commitments-Revolving Advances of the Increasing Lenders. Borrower shall provide prompt notice of any proposed Combined Commitments-Revolving Advances Increase pursuant to clause (a) above to Agent. This Section 2.17 shall not be construed to create any obligation on Agent or any Lender to advance or to commit to advance any credit to Borrower or to arrange for any other Person to advance or to commit to advance any credit to Borrower.
     (b) A Combined Commitments-Revolving Advances Increase shall become effective upon the receipt by Agent of (i) a fee on the amount of the Combined Commitments-Revolving Advances Increase based upon prevailing market rates at the time of such Combined Commitments-Revolving Advances Increase, (ii) an agreement in form and substance reasonably satisfactory to Agent signed by Borrower, each Increasing Lender and each Additional Lender, as applicable, setting forth the Commitments-Revolving Advances of each such Lender, and in the case of an Additional Lender, setting forth the agreement of such Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, (iii) such evidence of appropriate authorization on the part of Borrower with respect to such Combined Commitments-Revolving Advances Increase as Agent may reasonably request, and (iv) a certificate of an Authorized Representative of Borrower stating that, both before and after giving effect to such Combined Commitments-Revolving Advances Increase, no Event of Default or Unmatured Event of Default has occurred and is continuing, and that all representations and warranties made by Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.
ARTICLE III.
Real Estate Term Loan
     Section 3.1. Real Estate Term Loan. Subject to the terms and conditions of this Agreement, each Lender who has a Commitment-Real Estate Term Loan agrees severally to make the Real Estate Term Loan to Borrower in the principal amount of the Combined Commitments-Real Estate Term Loan.
     Section 3.2. Real Estate Term Notes. The obligation of Borrower to repay the Real Estate Term Loan shall be evidenced by the Real Estate Term Notes executed by Borrower, payable to the order of each Lender who as a Commitment-Real Estate Term Loan, respectively, in the principal amount of such Lender’s Commitment-Real Estate Term Loan. From time to time a new Real Estate Term Note may be issued to another Lender hereunder as such Person becomes a party to this Agreement. From time to time the Agent may require a Real Estate Term Note to be exchanged for a newly issued Real Estate Term Note to accurately reflect the amount of each Lender’s Commitment-Real Estate Term Loan hereunder. Upon the request of Agent, Borrower shall execute and deliver to Agent such new Real Estate Term Notes as requested by Agent.
     Section 3.3. Interest. The unpaid principal amount of the Real Estate Term Loan (and, therefore, the Real Estate Term Notes) shall bear interest to but excluding the maturity date thereof at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Applicable Rate, and each change in the rate of interest charged on the Real Estate Term Loan shall become effective, without notice to Borrower, on the effective date of each change in the Applicable Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Real Estate Term Loan to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Real Estate Term Loan below the Maximum Rate until the aggregate amount of interest accrued on the Real Estate Term Loan equals the aggregate amount of interest which would have accrued on the Real Estate Term Loan if the interest rate specified in clause (b) preceding had at all times been in effect. Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, the outstanding principal of the Real Estate Term Loan shall, upon the determination of the Majority Lenders (notice of which is provided by Agent to Borrower), bear interest at the Default Rate.
     Section 3.4. Repayment of Principal and Interest. (a) Accrued and unpaid interest on the Real Estate Term Loan (and, therefore, the Real Estate Term Notes) shall be due and payable as follows:
     (i) in the case of each Real Estate Term Loan Portion which is a Prime Rate Loan, on each March 31, June 30, September 30 and December 31, commencing September 30, 2007;
     (ii) in the case of each Real Estate Term Loan Portion which is a LIBOR Loan, on the last day of each Interest Period therefor;
     (iii) upon the payment or prepayment (mandatory or optional) of any Real Estate Term Loan Portion or the Conversion of any Real Estate Term Loan Portion (but only on the principal amount so paid, prepaid, or Converted); and
     (iv) for all Real Estate Term Loan Portions, on the Maturity Date Real Estate Term Loan.
     (b) Notwithstanding the foregoing, interest payable at the Default Rate shall be payable from time to time on demand.

     (c) The principal of the Real Estate Term Loan (and, therefore, the Real Estate Term Notes) shall be due and payable by Borrower as follows:
     (i) Two (2) principal installments each in an amount equal to One Million Four Hundred Fifty-Two Thousand Five Hundred and No/100 Dollars ($1,452,500.00), shall be due and payable on September 30, 2007 and December 31, 2007;
     (ii) Four (4) principal installments each in an amount equal to Two Million Seventy-Five Thousand and No/100 Dollars ($2,075,000.00), shall be due and payable on March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008;
     (iii) Five (5) principal installments each in an amount equal to Two Million Four Hundred Ninety Thousand and No/100 Dollars ($2,490,000.00), shall be due and payable on March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010;
     (iv) One (1) principal installment in an amount equal to Two Million Five Hundred Ninety-Three Thousand Seven Hundred Fifty and No/100 Dollars ($ 2,593,750.00), shall be due and payable on June 30, 2010; and
     (v) a final installment in the amount of all outstanding principal shall be due and payable on the Maturity Date Real Estate Term Loan.
     Section 3.5. Mandatory Prepayment. (a) If at the end of any fiscal year of Borrower, commencing with the fiscal year ending December 31, 2007, (i) the Total Leverage Ratio is less than 2.00 to 1.00, the Real Estate Term Loan shall be subject to mandatory prepayment in an amount equal to twenty-five percent (25%) of Excess Cash Flow for such fiscal year, and (ii) the Total Leverage Ratio is equal to or greater than 2.00 to 1.00, the Real Estate Term Loan shall be subject to mandatory prepayment in an amount equal to fifty percent (50%) of Excess Cash Flow for such fiscal year. Such mandatory prepayments shall be due and payable on that day which is one hundred twenty (120) days following the last day of each fiscal year of Borrower and shall be applied to the remaining principal payments due on the Real Estate Term Loan in inverse order of their maturities.
     (b) The Real Estate Term Loan shall be subject to mandatory prepayment in an amount equal to one hundred percent (100%) of the insurance, condemnation or other proceeds received in connection with any casualty event, condemnation or other loss suffered by Borrower or any Subsidiary (“Event Proceeds”); provided, however, that (i) if such Event Proceeds are less than or equal to $500,000.00, no mandatory prepayment shall be required, such Event Proceeds shall be paid to Borrower, and Borrower shall use such Event Proceeds to repair or restore the assets which gave rise to such Event Proceeds, and (ii) if such Event Proceeds are greater than $500,000.00, Agent may determine that no mandatory prepayment is to be required and that such Event Proceeds are to be paid to Borrower, and, in such event,

Borrower shall use such Event Proceeds to repair or restore the assets which gave rise to such Event Proceeds. Such mandatory prepayments shall be due on that date which is ten (10) days following the date on which Borrower or Agent receives any such Event Proceeds and shall be applied to the remaining principal payments due on the Real Estate Term Loan in inverse order of their maturities.
     (c) The Real Estate Term Loan shall be subject to mandatory prepayment in an amount equal to one hundred percent (100%) of the net proceeds of any sale or other disposition of assets of Borrower or any Subsidiary (“Net Proceeds”); provided, however, that (i) if the aggregate amount of the Net Proceeds of all such sales or dispositions during any calendar year is less than $250,000.00, no mandatory prepayment shall be required, (ii) if (A) the aggregate amount of the Net Proceeds of all such sales or dispositions during any calendar year is equal to or greater than $250,000.00 but less than $1,000,000.00, and (B) Borrower acquires replacement assets having a cost at least equal to such Net Proceeds in which Agent has a first priority Lien, no mandatory prepayment shall be required, and (iii) if the aggregate amount of the Net Proceeds of all such sales or dispositions during any calendar year is equal to or greater than $1,000,000.00, Agent may determine that no mandatory prepayment is to be required if Borrower acquires replacement assets having a cost at least equal to such Net Proceeds in which Agent has a first priority Lien. Any such mandatory prepayments shall be due on that date which is ten (10) days following the date on which Borrower or Agent receives any such Net Proceeds which results in the obligation to make a mandatory prepayment, and shall be applied to the remaining principal payments due on the Real Estate Term Loan in inverse order of their maturities. Notwithstanding any provision of this Agreement or any Loan Document to the contrary, Borrower or any Subsidiary may sell or convey its assets, other than the assets described in the Pledge Agreements, free and clear of the Liens created by the Loan Documents, provided that any such sale or conveyance is subject to the provisions of, and in accordance with, this Section 3.5(c).
     (d) The Real Estate Term Loan shall be subject to mandatory prepayment in an amount equal to one hundred percent (100%) of the net proceeds from any issuance of debt securities, excluding (i) any proceeds from any issuance by Borrower of equity securities and (ii) cash proceeds used in conjunction with any acquisition; provided however, that the Senior Subordinated Note shall not constitute debt securities for purposes of this Section 3.5(d). Such mandatory prepayments shall be due on the date on which such debt securities are issued and shall be applied to the remaining principal payments due on the Real Estate Term Loan in inverse order of their maturities.
     Section 3.6. Designation of Real Estate Term Loan Portions. Not less than two (2) Business Days prior to the Closing Date, Borrower shall designate the amount of the Real Estate Term Loan Portions to Lender in writing, and such designation shall specify the Type of each Real Estate Term Loan Portion and, in the case of each Real Estate Term Loan Portion which is to be a LIBOR Loan, the duration of the Interest Period therefor; provided that at all times (a) the sum of all the Real Estate Term Loan Portions shall equal the outstanding principal balance of the Real Estate Term Loan, (b) each Real Estate Term Loan Portion shall be in an amount which is not less than $1,000,000.00, and (c) at any time there can be no more than five (5) Real Estate Term Loan Portions. Borrower at any time may redesignate the amounts of, and Convert and Continue the Real Estate Term Loan Portions, but only to be effective from and after the end of the Interest Period therefor if such Real Estate Term Loan Portion is a LIBOR Loan, and subject to the terms and provisions of this Agreement, including Sections 5.7, 5.8 and 5.9 hereof.
     Section 3.7. Use of Proceeds. The proceeds of the Real Estate Term Loan (a) were originally used to partially finance the acquisition of the stock of Orion Marine Group Holdings, Inc., a Nevada corporation by Borrower (when it was Hunter Acquisition Corp., a Delaware corporation) and (b) shall be used to refinance existing indebtedness and for general working capital purposes.
ARTICLE IV.
Acquisition Term Loan
     Section 4.1. Acquisition Term Loan. Subject to the terms and conditions of this Agreement, Lenders agree severally to make the Acquisition Term Loan to Borrower in one or more Acquisition Advances from time to time from the date hereof to and including the Termination Date Acquisition Advances in an aggregate principal amount up to but not exceeding each such Lender’s Commitment-Acquisition Term Loan; provided that the aggregate amount of all Acquisition Advances shall not exceed the Combined Commitments-Acquisition Term Loan. Lenders shall have no obligation to make any Acquisition Advance if an Event of Default or an Unmatured Event of Default has occurred and is continuing unless waived by Majority Lenders. The obligations of the Lenders under the Commitments-Acquisition Term Loan are several and not joint. The failure of any Lender to make an Acquisition Advance required to be made by it shall not relieve any other Lender of its obligation to make its Acquisition Advance, and no Lender shall be responsible for the failure of any other Lender to make an Acquisition Advance to be made by such other Lender. No Lender shall ever be required to lend hereunder in excess of its legal lending limit. Borrower may not reborrow any Acquisition Advance which has been repaid. No Acquisition Advance shall be made after the Termination Date Acquisition Advances.
     Section 4.2. Acquisition Term Notes. The obligation of Borrower to repay Acquisition Term Loan shall be evidenced by the Acquisition Term Notes, executed by Borrower, payable to the order of each Lender who has a Commitment-Acquisition Term Loan, respectively in the principal amount of such Lender’s Commitment-Acquisition Term Loan. From time to time a new Acquisition Term Note may be issued to another Lender hereunder as such Person becomes a party to this Agreement. From time to time the Agent may require an Acquisition Term Note to be exchanged for a newly issued Acquisition Term Note to accurately reflect the amount of each Lender’s Commitment-Acquisition Term Loan hereunder. Upon the request of Agent, Borrower shall execute and deliver to Agent such new Acquisition Term Notes as requested by Agent.
     Section 4.3. Interest. The unpaid principal amount of Acquisition Advances (and, therefore, the Acquisition Term Notes) shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Applicable Rate, and each change in the rate of interest charged on the Acquisition Term Loan shall become effective, without notice to Borrower on the effective date of each change in the Applicable Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Acquisition Term Loan to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Acquisition Term Loan below the Maximum Rate until the aggregate amount of interest accrued on the Acquisition Term Loan equals the aggregate amount of interest which would have accrued on the Acquisition Term Loan if the interest rate specified in clause (b) preceding had at all times been in effect. Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, the outstanding principal of the Acquisition Term Loan shall, upon the determination of the Majority Lenders, bear interest at the Default Rate.
     Section 4.4. Repayment of Principal and Interest. (a) Accrued and unpaid interest on the Acquisition Term Loan (and, therefore, the Acquisition Term Notes) shall be due and payable as follows:
     (i) in the case of each Acquisition Advance which is a Prime Rate Loan, on each March 31, June 30, September 30 and December 31, commencing September 30, 2007;
     (ii) in the case of each Acquisition Advance which is a LIBOR Loan, on the last day of each Interest Period therefor;
     (iii) upon the payment or prepayment (mandatory or optional) of any Acquisition Advance or the Conversion of any Acquisition Advance (but only on the principal amount so paid, prepaid, or Converted); and
     (iv) for all Acquisition Advances, on the Maturity Date Acquisition Term Loan.
     (b) Notwithstanding the foregoing, interest payable at the Default Rate shall be payable from time to time on demand.
     (c) The principal of the Acquisition Term Loan (and, therefore, the Acquisition Term Notes) shall be due and payable by Borrower as follows:

     (i) seven (7) quarterly installments each in the principal amount equal to two and one-half percent (2.50%) of the outstanding principal balance of the Acquisition Term Loan on the Termination Date Acquisition Advances, shall be due and payable on each March 31, June 30, September 30 and December 31, commencing December 31, 2008 until and including June 30, 2010;
     (ii) quarterly installments each in the principal amount equal to two and one-half percent (2.50%) of the amount of any Combined Commitments-Acquisition Term Loan Increase which occurs at any time after the Termination Date Acquisition Advances shall be due and payable on each March 31, June 30, September 30 and December 31, commencing with the first such date occurring after the calendar quarter in which such Combined Commitments-Acquisition Term Loan Increase occurs; and
     (iii) a final installment in the amount of all outstanding principal shall be due and payable on the Maturity Date Acquisition Term Loan.
     Section 4.5.Mandatory Prepayment. (a) If the Real Estate Term Loan has been paid in full, the Acquisition Term Loan shall be subject to mandatory prepayment if at the end of any fiscal year of Borrower, commencing with the fiscal year ending December 31, 2007, (i) the Total Leverage Ratio is less than 2.00 to 1.00, in an amount equal to twenty-five percent (25%) of Excess Cash Flow for such fiscal year, and (ii) the Total Leverage Ratio is equal to or greater than 2.00 to 1.00, in an amount equal to fifty percent (50%) of Excess Cash Flow for such fiscal year. Such mandatory prepayments shall be due and payable on that day which is one hundred twenty (120) days following the last day of each fiscal year of Borrower and shall be applied to the remaining principal payments due on the Acquisition Term Loan in inverse order of their maturities.
     (b) If the Real Estate Term Loan has been paid in full, the Acquisition Term Loan shall be subject to mandatory prepayment in an amount equal to one hundred percent (100%) of the insurance, condemnation or other proceeds received in connection with any casualty event, condemnation or other loss suffered by Borrower or any Subsidiary (“Event Proceeds”); provided, however, that (i) if such Event Proceeds are less than or equal to $500,000.00, no mandatory prepayment shall be required, such Event Proceeds shall be paid to Borrower, and Borrower shall use such Event Proceeds to repair or restore the assets which gave rise to such Event Proceeds, and (ii) if such Event Proceeds are greater than $500,000.00, Agent may determine that no mandatory prepayment is to be required and that such Event Proceeds are to be paid to Borrower, and, in such event, Borrower shall use such Event Proceeds to repair or restore the assets which gave rise to such Event Proceeds. Such mandatory prepayments shall be due on that date which is ten (10) days following the date on which Borrower or Agent receives any such Event Proceeds and shall be applied to the remaining principal payments due on the Acquisition Term Loan in inverse order of their maturities.

     (c) If the Real Estate Term Loan has been paid in full, the Acquisition Term Loan shall be subject to mandatory prepayment in an amount equal to one hundred percent (100%) of the net proceeds of any sale or other disposition of assets of Borrower or any Subsidiary (“Net Proceeds”); provided, however, that (i) if the aggregate amount of the Net Proceeds of all such sales or dispositions during any calendar year is less than $250,000.00, no mandatory prepayment shall be required, (ii) if (A) the aggregate amount of the Net Proceeds of all such sales or dispositions during any calendar year is equal to or greater than $250,000.00 but less than $1,000,000.00, and (B) Borrower acquires replacement assets having a cost at least equal to such Net Proceeds in which Agent has a first priority Lien, no mandatory prepayment shall be required, and (iii) if the aggregate amount of the Net Proceeds of all such sales or dispositions during any calendar year is equal to or greater than $1,000,000.00, Agent may determine that no mandatory prepayment is to be required if Borrower acquires replacement assets having a cost at least equal to such Net Proceeds in which Agent has a first priority Lien. Any such mandatory prepayments shall be due on that date which is ten (10) days following the date on which Borrower or Agent receives any such Net Proceeds which results in the obligation to make a mandatory prepayment, and shall be applied to the remaining principal payments due on the Acquisition Term Loan in inverse order of their maturities. Notwithstanding any provision of this Agreement or any Loan Document to the contrary, Borrower or any Subsidiary may sell or convey its assets, other than the assets described in the Pledge Agreements, free and clear of the Liens created by the Loan Documents, provided that any such sale or conveyance is subject to the provisions of, and in accordance with, this Section 4.5(c).
     (d) If the Real Estate Term Loan has been paid in full, the Acquisition Term Loan shall be subject to mandatory prepayment in an amount equal to one hundred percent (100%) of the net proceeds from any issuance of debt securities, excluding any (i) proceeds from any issuance by Borrower of equity securities and (ii) cash proceeds used in conjunction with any acquisition; provided however, that the Senior Subordinated Note shall not constitute debt securities for purposes of this Section 4.5(d). Such mandatory prepayments shall be due on the date on which such debt securities are issued and shall be applied to the remaining principal payments due on the Acquisition Term Loan in inverse order of their maturities.
     Section 4.6. Requests for Acquisition Advances. Borrower shall request each Acquisition Advance by delivering to Agent an Acquisition Advance Request Form (a) stating the amount of the Acquisition Advance, (b) stating the date on which Borrower desires that the Acquisition Advance be funded, (c) stating the Type of the Acquisition Advance, and (d) if such Acquisition Advance is a LIBOR Loan, designating the Interest Period thereof. Each Acquisition Advance Request Form shall be accompanied by documentation satisfactory to Agent related such Acquisition Advance. Each Acquisition Advance Request Form shall be delivered to Agent at least (i) in the case of each Acquisition Advance which is to be a Prime Rate Loan, (A) not later than 11:00 a.m. on any Business Day, in which case such Acquisition Advance shall be funded on such Business Day (if all other conditions contained in this Agreement are satisfied) or (B) after 11:00 a.m. on any Business Day, in which case, such

Acquisition Advance shall be funded on the next succeeding Business Day (if all other conditions contained in this Agreement are satisfied), and (ii) in the case of each Acquisition Advance which is to be a LIBOR Loan, at least three (3) Business Days before the date on which Borrower desires that the Acquisition Advance be funded; provided that (x) no Acquisition Advance which is a LIBOR Loan may be in an amount which is less than $1,000,000.00, and (y) at any time there can be no more than five (5) Interest Periods in effect for the Acquisition Advances. Borrower at any time may redesignate the amounts of, and Convert and Continue the Acquisition Advances, subject to the terms and provisions of this Agreement, including Sections 5.7, 5.8 and 5.9 hereof.
     Section 4.7. Use of Proceeds. The proceeds of the Acquisition Term Loan shall be used for general corporate purposes, including to finance Acquisitions permitted by this Agreement and for capital expenditures.
     Section 4.8. Increase of the Combined Commitments-Acquisition Term Loan. (a) Borrower may effectuate up to two (2) separate increases in the aggregate Combined Commitments-Acquisition Term Loan (each such increase being a “Combined Commitments-Acquisition Term Loan Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Combined Commitments-Acquisition Term Loan Increase) or one or more other banks or other financial institutions (reasonably acceptable to Agent) that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its Commitment-Acquisition Term Loan as such Lender shall so select (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement; provided, however, that (i) each Combined Commitments-Acquisition Term Loan Increase shall be in an amount at least equal to $5,000,000.00, (ii) the aggregate amount of all Combined Commitments-Acquisition Term Loan Increases and Combined Commitments-Revolving Advances Increases (as defined in Section 2.17) shall not exceed $25,000,000.00, and (iii) all Commitments-Acquisition Term Loan and Acquisition Advances provided pursuant to a Combined Commitments-Acquisition Term Loan Increase shall be available on the same terms as those applicable to the existing Commitments-Acquisition Term Loan and Acquisition Advances. The sum of the increases in the Commitments-Acquisition Term Loan of the Additional Lenders upon giving effect to a Combined Commitments-Acquisition Term Loan Increase shall not, in the aggregate, exceed the amount of such Combined Commitments-Acquisition Term Loan Increase minus the increase in the Combined Commitments-Acquisition Advances of the Increasing Lenders. Borrower shall provide prompt notice of any proposed Combined Commitments-Acquisition Term Loan Increase pursuant to clause (a) above to Agent. This Section 4.8 shall not be construed to create any obligation on Agent or any Lender to advance or to commit to advance any credit to Borrower or to arrange for any other Person to advance or to commit to advance any credit to Borrower.

     (b) A Combined Commitments-Acquisition Term Loan Increase shall become effective upon the receipt by Agent of (i) a fee on the amount of the Combined Commitments-Acquisition Term Loan Increase based upon prevailing market rates at the time of such Combined Commitments-Acquisition Term Loan Increase, (ii) an agreement in form and substance reasonably satisfactory to Agent signed by Borrower, each Increasing Lender and each Additional Lender, as applicable, setting forth the Commitments-Acquisition Term Loan of each such Lender, and in the case of an Additional Lender, setting forth the agreement of such Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, (iii) such evidence of appropriate authorization on the part of Borrower with respect to such Combined Commitments-Acquisition Term Loan Increase as Agent may reasonably request, and (iv) receipt by Agent of a certificate of an Authorized Representative of Borrower stating that, both before and after giving effect to such Combined Commitments-Acquisition Term Loan Increase, no Event of Default or Unmatured Event of Default has occurred and is continuing, and that all representations and warranties made by Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.
     Section 4.9. Unused Commitment Fee; Reduction or Termination of Combined Commitments-Acquisition Term Loan. Borrower agrees to pay to Agent for the Pro Rata-Acquisition Advances benefit of the Lenders a commitment fee on the average daily unused portion of the Combined Commitments-Acquisition Term Loan, from and including the Closing Date to, but excluding the Termination Date Acquisition Advances, at the rate set forth below based on a 360 day year and the actual number of days elapsed, payable quarterly, in arrears, and on the Termination Date Acquisition Advances.

Total Leverage Ratio	Commitment Fee
Less than 1.00 to 1.00	0.200%
Equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	0.250%
Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	0.250%
Equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	0.300%
Equal to or greater than 2.50 to 1.00	0.375%
For the purpose of calculating the commitment fee hereunder, the Combined Commitments-Acquisition Term Loan shall be deemed utilized by the amount of all outstanding Acquisition Advances. Borrower shall have the right at any time to terminate in whole or from time to time to irrevocably reduce in part the Combined Commitments-Acquisition Term Loan upon at least three (3) Business Days prior notice to Agent specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction;

provided, however, the Combined Commitments-Acquisition Term Loan shall never be reduced below an amount equal to the outstanding Acquisition Advances. Any such reduction in the Combined Commitments-Acquisition Term Loan shall take effect Pro Rata. The Combined Commitments-Acquisition Term Loan may not be reinstated after they have been terminated or reduced.
ARTICLE V.
Payments; Additional Matters with Respect to
LIBOR Loans; Yield Protection Provisions
     Section 5.1. Method of Payment. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement, the Notes or any other Loan Documents shall be made to Agent at its designated office specified herein for the account of each Lender’s office specified herein in immediately available funds, without setoff, deduction, or counterclaim in immediately available funds, not later than 11:00 a.m. Houston, Texas time on the date that such payment shall become due (and each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Each payment received by Agent under this Agreement or any other Loan Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds, at such Lender’s office designated herein; provided, however, in the event any Lender shall have failed to make a Revolving Advance as contemplated by Section 2.5 or an Acquisition Advance as contemplated by Section 4.6 hereof (a “Defaulting Lender”) and Agent or another Lender or Lenders shall have made such Revolving Advance or Acquisition Advance, payment received by Agent for the account of such Defaulting Lender shall not be distributed to such Defaulting Lender or Lenders until such Revolving Advance or Acquisition Advance, or Revolving Advances or Acquisition Advances shall have been repaid in full to Agent or Lender or Lenders who funded such Revolving Advance or Acquisition Advance, or Revolving Advances or Acquisition Advances. Whenever any payment under this Agreement, any Note or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next Business Day, and interest shall continue to accrue during such extension.

     Section 5.2. Sharing of Payments, etc./Non-Receipt of Funds by Agent.
     (a) If any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Revolving Advances, the Real Estate Term Loan or the Acquisition Advances (including, without limitation, any set-off), which is in excess of its Pro Rata Share of payments on the Revolving Advances, the Real Estate Term Loan or the Acquisition Advances, as applicable, obtained by all Lenders, such Lender shall purchase from the other Lenders such participation as shall be necessary to cause such purchasing Lender to share the excess payment Pro Rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
     (b) Unless Agent shall have been notified by a Lender or Borrower (the “Payor”) prior to the date on which such Lender is to make payment to Agent of the proceeds of a Revolving Advance or an Acquisition Advance to be made by it hereunder or Borrower is to make a payment to Agent for the account of one or more of the Lenders, as the case may be (a “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to Agent, the recipient of such payment shall, on demand, pay to Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by Agent until the date Agent recovers such amount at the rate applicable to such portion of the applicable Revolving Advance, Real Estate Term Loan or Acquisition Advance.
     Section 5.3. Voluntary Prepayment. Borrower may prepay the Notes in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid; provided, however, that any prepayments of principal of the Real Estate Term Notes or the Acquisition Term Notes shall be applied first to the remaining principal payments due on the Real Estate Term Notes in inverse order of their maturities and then to the remaining principal payments due on the Acquisition Term Notes in inverse order of their maturities.
     Section 5.4. Computation of Interest. Interest on the indebtedness evidenced by the Notes shall be computed on the basis of a year of (a) 360 days and the actual number of days elapsed (including the first day but excluding the last day) for all LIBOR Loans unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be and (b) 365 or 366 days, as the case may be, for all Prime Rate Loans.
     Section 5.5. Capital Adequacy. If after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Lender (or its parent) could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within thirty (30) days after written demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its parent) for such reduction. A certificate of such Lender accompanying such written demand claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and an explanation of the event, circumstance or change giving rise to such demand shall, absent manifest error, be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Lender may use any reasonable averaging and attribution methods.
     Section 5.6. Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Issuing Bank’s commitment to issue Letters of Credit hereunder, and the result shall be to increase the cost to Issuing Bank of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Issuing Bank hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of Issuing Bank’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, within thirty (30) days after written demand by Issuing Bank, Borrower agrees to pay to Issuing Bank from time to time as specified by Issuing Bank, such additional amounts as shall be sufficient to compensate Issuing Bank for such increased costs or reductions in amount. A statement in reasonable detail describing such increased costs or reductions in amount incurred by Issuing Bank, submitted by Issuing Bank to Borrower with such written demand, shall, absent manifest error, be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.
     Section 5.7. Conversions and Continuations. Borrower shall have the right from time to time to Convert any Loan from one Type of Loan into another Type of Loan or to Continue any LIBOR Loan as a LIBOR Loan by giving Agent written notice at least one (1) Business Day before Conversion into a Prime Rate Loan and at least three (3) Business Days before Conversion into or Continuation of a LIBOR Loan, specifying (a) the Conversion or Continuation date, (b) in the case of Conversions, the Type of Loan to be Converted into, and (c) in the case of a Continuation of or Conversion into a LIBOR Loan the duration of the Interest Period applicable thereto; provided that (w) no Revolving Advance, Real Estate Term Loan Portion or Acquisition Advance, as applicable, which is a LIBOR Loan may be in an amount which is less than $500,000.00, (x) at any time there can be no more than five (5) Interest Periods in effect for the Revolving Advances, the Real Estate Term Loan Portions or the Acquisition Advances, respectively, (y) LIBOR Loans may only be Converted on the last day of the Interest Period therefor, and (z) except for Conversions to Prime Rate Loans, Lender shall have no obligation to make any Conversions while an Event of Default or a Bonding Default has occurred and is continuing. In the case of Loans the amount(s) of which are being redesignated, in addition to the foregoing notices, Borrower shall give at least three (3) Business Days written notice to Agent before any such redesignation of the new amounts of any such Loans; provided that no Loan which is a LIBOR Loan may be redesignated except at the end of the Interest Period applicable thereto. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston, Texas time on the day which is not less than the number of Business Days specified above for such notice. If Borrower shall fail to give Agent the notice specified above for Continuation or Conversion of any LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be Converted into a Prime Rate Loan on the last day of such Interest Period.
     Section 5.8. Illegality, Impossibility, Regulatory Change and Compensation. In the event that (a) it becomes unlawful for any Lender to honor its obligation to make LIBOR Loans hereunder or to maintain LIBOR Loans hereunder, (b) Agent determines that (i) quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” are not being provided in the relative amounts or for the relative maturities for determining the interest rates borne by the LIBOR Loans as provided in this Agreement or (ii) such quotations do not accurately reflect any Lender’s costs in connection therewith, or (c) a Regulatory Change (including the imposition of a Reserve Requirement) occurs which changes any Lender’s basis of taxation with respect to LIBOR Loans or imposes reserve, capital or other requirements with respect thereto, then (x) Agent or such Lender shall notify Borrower in writing of any such event, which notice shall be accompanied by an explanation of the event, (y) Borrower shall promptly pay to such Lender such amounts as such Lender may determine (which determination shall be conclusive provided such determination is made on a reasonable basis without manifest error) to be necessary to compensate Issuing Bank for any increased costs incurred by such Lender or decreases in amounts receivable by such Lender which such Lender determines are attributable to any event described in clauses (a), (b) or (c) above, and (z) the obligation of such Lender to make or Continue LIBOR Loans or to Convert Prime Rate Loans to LIBOR Loans shall terminate, and (i) all future Loans shall be Prime Rate Loans and

(ii) all outstanding Loans which are LIBOR Loans shall be Converted to Prime Rate Loans on the last day of the current Interest Period therefor.
     Section 5.9. Compensation for Prepayment or Failure to Borrow. Upon (a) any prepayment or Conversion of any LIBOR Loan on a day other than the last day of an Interest Period therefor or (b) the failure by Borrower to borrow as provided in an Revolving Advance Request Form or an Acquisition Advance Request Form delivered to Agent, Convert or prepay a LIBOR Loan on any date required hereby, Borrower shall pay to Agent, following written demand accompanied by an explanation of the event giving rise to Agent’s demand, a fee in an amount reasonably determined by Agent equal to funding losses actually incurred by Agent or Lenders as a result of such event, but not more than one percent (1.0%) of the principal amount of the Revolving Advance, the Real Estate Term Loan Portion or the Acquisition Advance, which is not borrowed or which is prepaid, as applicable, times a fraction, the numerator of which is the number of days remaining in the Interest Period and the denominator of which is 365.
ARTICLE VI.
Collateral
     Section 6.1. Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described therein and in this Section 6.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):
     (a) Each of Construction, King Fisher, Misener and OAS, shall grant to Agent a first priority security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, deposit accounts, investment property, letter of credit rights, general intangibles and all its other personal property, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to a Security Agreement-Subsidiary-General.
     (b) Borrower shall grant to Agent a first priority security interest in all its (i) stock of its directly owned Subsidiaries which are corporations, pursuant to the Pledge Agreement-Borrower-Stock, and (ii) ownership interests of its other directly owned Subsidiaries, pursuant to the Pledge Agreement-Borrower-Ownership Interests.
     (c) Each of Construction, KFMSGP, KFMSLP, OCGP and OCLP, shall grant to Agent a first priority security interest in all its ownership interests of its directly owned Subsidiaries (which are not corporations), pursuant to a Pledge Agreement-Subsidiary-Ownership Interests.
     (d) Construction shall grant to Agent a first priority security interest in all its stock of its directly owned Subsidiaries which are corporations, pursuant to a Pledge Agreement-Subsidiary-Stock.
     (e) Construction shall grant to Agent a first and second priority lien on the Market Street Property, pursuant to the Deeds of Trust-Market Street.
     (f) King Fisher shall grant to Agent a first and second priority lien on the Port Lavaca Property, pursuant to the Deeds of Trust-Port Lavaca.
     (g) Misener shall grant to Agent a first priority lien on the Florida Property, pursuant to the Mortgage-Florida.
     (h) Borrower shall execute and cause to be executed such further documents and instruments as Agent, in its sole discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral. Borrower authorizes, directs and permits Agent to file Uniform Commercial Code financing statements with respect to the Collateral in such jurisdictions as Agent may desire.
     Section 6.2. Setoff. Upon the occurrence and during the continuance of an Event of Default, Agent, Issuing Bank and each Lender shall have the right to set off and apply against the Obligations in such a manner as such Person may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from such Person to Borrower whether or not the Obligations are then due. As further security for the Obligations, Borrower hereby grants to Agent, Issuing Bank and each Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by such Person. In addition to such Person’s right of setoff and as further security for the Obligations, Borrower hereby grants to Agent, Issuing Bank and each Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by such Person and all other sums at any time credited by or owing from such Person to Borrower. The rights and remedies of Agent, Issuing Bank and each Lender hereunder are in addition to other rights and remedies (including, without limitation, to the rights of setoff) which such Person may have.
     Section 6.3. Guaranty Agreements. Each Guarantor shall unconditionally and irrevocably guarantee payment and performance of the Obligations by execution and delivery of a Guaranty Agreement.

ARTICLE VII.
Conditions Precedent
     Section 7.1. Initial Extension of Credit. The effectiveness of this Agreement is subject to the condition precedent that prior thereto Agent shall have received all of the documents set forth below in form and substance satisfactory to Agent.
     (a) Certificate — Borrower. A certificate of the Secretary or another officer of Borrower acceptable to Agent certifying (i) resolutions of the board of directors of Borrower which authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or is to be a party, and (ii) the names of the officers of Borrower authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party together with specimen signatures of such officers.
     (b) Organizational Documents — Borrower. The certificate of incorporation and the bylaws of Borrower certified by the Secretary or another officer of Borrower acceptable to Agent.
     (c) Governmental Certificates — Borrower. Certificates issued by the appropriate government officials of the state of incorporation of Borrower as to the existence and good standing of Borrower.
     (d) Certificate — OCGP — As General Partner of Construction. A certificate of a manager or another officer of OCGP acceptable to Agent certifying (i) resolutions of the members of OCGP, as general partner of Construction, which authorize the execution, delivery and performance by Construction of each of the Loan Documents to which Construction is or is to be a party and (ii) the names of the managers or officers of OCGP authorized to sign each of the Loan Documents to which Construction is or is to be a party together with specimen signatures of such Persons.
     (e) Organizational Documents — Construction. The Limited Partnership Agreement of Construction and the Certificate of Limited Partnership of Construction certified by a manager or another officer of OCGP, as general partner of Construction, acceptable to Agent.
     (f) Governmental Certificates — Construction. A certificate issued by the appropriate government official of the state of organization of Construction as to the existence of Construction.
     (g) Certificate — KFMSGP — As General Partner of King Fisher. A certificate of a manager or another officer of KFMSGP acceptable to Agent certifying (i)

resolutions of the members of KFMSGP, as general partner of King Fisher, which authorize the execution, delivery and performance by King Fisher of each of the Loan Documents to which King Fisher is or is to be a party and (ii) the names of the managers or officers of KFMSGP authorized to sign each of the Loan Documents to which King Fisher is or is to be a party together with specimen signatures of such Persons.
     (h) Organizational Documents — King Fisher. The Limited Partnership Agreement of King Fisher and the Certificate of Limited Partnership of King Fisher certified by a manager or another officer of KFMSGP, as general partner of King Fisher, acceptable to Agent.
     (i) Governmental Certificates — King Fisher. A certificate issued by the appropriate government official of the state of organization of King Fisher as to the existence of King Fisher.
     (j) Certificate — Misener and OAS. A certificate of the Secretary or another officer of each of Misener and OAS acceptable to Agent certifying (i) resolutions of the board of directors of each of Misener and OAS which authorize the execution, delivery and performance by each of Misener and OAS of each of the Loan Documents to which each of Misener and OAS is or is to be a party and (ii) the names of the officers of each of Misener and OAS authorized to sign each of the Loan Documents to which each of Misener and OAS is or is to be party together with specimen signatures of such officers.
     (k) Organizational Documents — Misener and OAS. The articles of incorporation and the bylaws of each of Misener and OAS certified by the Secretary or another officer of each of Misener and OAS acceptable to Agent.
     (l) Governmental Certificates — Misener and OAS. Certificates issued by the appropriate government officials of the state of incorporation of each of Misener and OAS as to the existence and good standing of each of Misener and OAS.
     (m) Certificate — KFMSGP, KFMSLP, OCGP and OCLP. A certificate of a manager or another officer of each of KFMSGP, KFMSLP, OCGP and OCLP acceptable to Agent certifying (i) resolutions of the members of each of KFMSGP, KFMSLP, OCGP and OCLP which authorize the execution, delivery and performance by each of KFMSGP, KFMSLP, OCGP and OCLP of each of the Loan Documents to which each of KFMSGP, KFMSLP, OCGP and OCLP is or is to be a party and (ii) the names of the managers or other officers of each of KFMSGP, KFMSLP, OCGP and OCLP authorized to sign each of the Loan Documents to which each of KFMSGP, KFMSLP, OCGP and OCLP is or is to be a party together with specimen signatures of such Persons.

     (n) Organizational Documents — KFMSGP, KFMSLP, OCGP and OCLP. The articles of organization and the regulations of each of KFMSGP, KFMSLP, OCGP and OCLP certified by a manager or another officer of each of KFMSGP, KFMSLP, OCGP and OCLP acceptable to Agent.
     (o) Governmental Certificates — KFMSGP, KFMSLP, OCGP and OCLP. Certificates issued by the appropriate government officials of the state of organization of each of KFMSGP, KFMSLP, OCGP and OCLP as to the existence and good standing of each of KFMSGP, KFMSLP, OCGP and OCLP.
     (p) Notes. (i) The Revolving Credit Notes and the Acquisition Term Notes executed by Borrower payable to the order of the respective Lenders, and (ii) the Modifications to Real Estate Term Notes executed by Borrower in favor of the respective Lenders.
     (q) Security Agreement-Subsidiary-General. A Security Agreement-Subsidiary-General executed by each of Construction, King Fisher, Misener and OAS.
     (r) Pledge Agreement-Borrower-Ownership Interests. The Pledge Agreement-Borrower-Ownership Interests executed by Borrower.
     (s) Pledge Agreement-Borrower-Stock. The Pledge Agreement-Borrower-Stock executed by Borrower.
     (t) Pledge Agreement-Subsidiary-Ownership Interests. A Pledge Agreement-Subsidiary-Ownership Interests executed by each of Construction, KFMSGP, KFMSLP, OCGP and OCLP.
     (u) Pledge Agreement-Subsidiary-Stock. A Pledge Agreement-Subsidiary-Stock executed by Construction.
     (v) Financing Statements. Uniform Commercial Code financing statements showing Borrower, Construction, KFMSGP, KFMSLP, King Fisher, Misener, OAS, OCGP and OCLP as debtor.
     (w) Guaranty Agreement. A Guaranty Agreement executed by each Guarantor.
     (x) Modification to Deed of Trust-Market Street-First Lien. The Modification to Deed of Trust-Market Street-First Lien executed by Construction.
     (y) Deed of Trust-Market Street-Second Lien. The Deed of Trust-Market Street-Second Lien executed by Construction.

     (z) Modification to Deed of Trust-Port Lavaca-First Lien. The Modification to Deed of Trust-Port Lavaca-First Lien executed by King Fisher.
     (aa) Deed of Trust-Port Lavaca-Second Lien. The Deed of Trust-Port Lavaca-Second Lien executed by King Fisher.
     (ab) Mortgage-Florida. The Mortgage-Florida executed by Misener.
     (ac) Mortgagee Title Insurance Policy. A paid mortgagee policy of title insurance in the amount of $5,260,000.00 insuring that the Mortgage-Florida creates in favor of Agent a first priority lien on the Florida Property. The mortgagee policy of title insurance shall have been issued at Borrower’s expense by a title insurance company acceptable to Agent, shall show a state of title and exceptions thereto, if any, reasonably acceptable to Agent and shall contain such endorsements as may be available and required by Agent.
     (ad) Title Reports. Current title reports on the Market Street Property and the Port Lavaca Property.
     (ae) Insurance Policies. Copies of all insurance policies required by Section 9.5 or certificates therefor, together with loss payable endorsements in favor of Agent with respect to all insurance policies covering Collateral.
     (af) UCC Search. A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against (i) Borrower and Hunter Acquisition Corp. with the Delaware Secretary of State, (ii) Borrower, Construction, KFMSGP, KFMSLP, King Fisher, Misener, OAS, OCGP and OCLP with the Texas Secretary of State, (iii) Orion Marine Group Holdings, Inc., KFMSLP and OCLP with Nevada Secretary of State and (iv) Misener with the Florida Secretary of State.
     (ag) Opinion of Counsel. An opinion of Vinson & Elkins, L.P., legal counsel to Borrower, Construction, KFMSGP, KFMSLP, King Fisher, Misener, OAS, OCGP and OCLP.
     (ah) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 14.1, to the extent incurred, have been paid in full by Borrower.
     (ai) Additional Documentation. Such additional approvals, opinions or documents as Agent may reasonably request.
     Section 7.2. All Extensions of Credit. The obligation of Lenders to make any Revolving Advance or any Acquisition Advance, as applicable, and Issuing Bank to issue any

Letter of Credit (including the initial Revolving Advance, the initial Acquisition Advance and the initial Letter of Credit) is subject (a) to receipt by Agent or Issuing Bank, as applicable, of the items required by Sections 2.5, 2.10, 4.1 or 4.6, as applicable, and such additional approvals, opinions or documents as Agent may reasonably request, (b) all of the representations and warranties contained in Article VIII hereof and the other Loan Documents being true and correct in all material respects (unless such representation and warranty is already qualified by a materiality standard) on and as of the date of such Revolving Advance, Acquisition Advance and/or Letter of Credit issuance, as applicable, with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent (i) previously fulfilled in accordance with the terms hereof, (ii) applicable to a specific date or otherwise subsequently inapplicable, or (iii) previously waived or approved in writing by the Majority Lenders with respect to any particular factual circumstance, (c) no Event of Default or Bonding Default exists or would result from such Revolving Advance, Acquisition Advance or Letter of Credit and (d) since the date of the most recent financial statements of Borrower delivered to Agent, there has been no change to Borrower and its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect.
ARTICLE VIII.
Representations and Warranties
     To induce Agent, Issuing Bank and Lenders to enter into this Agreement, Borrower represents and warrants to each such Person that:
     Section 8.1. Existence. Borrower and each Subsidiary (a) are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization, (b) have all requisite power and authority to own their assets and carry on their business as now being or as proposed to be conducted and (c) are qualified to do business in all jurisdictions where failure to so qualify would have a Material Adverse Effect. Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.
     Section 8.2. Financial Statements. Borrower has delivered to Agent audited consolidated financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2006, and unaudited consolidated financial statements of Borrower and its Subsidiaries for the three (3) month period ended March 31, 2007. Such financial statements are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, in all material respects the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, material forward or long-term commitments, or material unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements. There has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in this Section.
     Section 8.3. Requisite Action; No Breach. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate or conflict with the Organizational Documents of Borrower or any law, rule or regulation or any order, writ, injunction, or decree of any court, governmental authority, or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as provided in this Agreement) upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement by which Borrower or any Subsidiary or any of their respective properties is bound.
     Section 8.4. Operation of Business. Borrower, each Guarantor and each Subsidiary possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.
     Section 8.5. Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any court, governmental authority, or arbitrator pending, or to the knowledge of Borrower, threatened against Borrower, any Guarantor or any Subsidiary, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments against Borrower, any Guarantor or any Subsidiary.
     Section 8.6.Rights in Properties; Liens. Borrower, each Guarantor and each Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 8.2, and none of the properties, assets or leasehold interests of Borrower, any Guarantor or any Subsidiary is subject to any Lien, except for Permitted Liens.
     Section 8.7. Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower is party, when delivered, shall constitute the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights.
     Section 8.8. Approvals. No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is or will be necessary for the execution, delivery, or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.
     Section 8.9. Debt. Borrower and its Subsidiaries have no Debt except Debt permitted pursuant to Section 10.1.
     Section 8.10. Use of Proceeds; Margin Securities. None of Borrower, any Guarantor or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
     Section 8.11. ERISA. Borrower, each Guarantor and each Subsidiary have complied in all material respects with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, and there are no existing conditions that would give rise to material liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred within five (5) years prior to the Closing Date in connection with any employee benefit plan sponsored by Borrower, any Guarantor or any Subsidiary that might reasonably constitute grounds for the termination of such plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.
     Section 8.12. Taxes. Borrower, each Guarantor and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, unless such taxes, charges or levies are being diligently contested in good faith by appropriate proceedings for which adequate reserves have been established and with respect to which no Lien has been filed of record, and Borrower knows of no pending investigation of Borrower, any Guarantor or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower, any Guarantor or any Subsidiary.
     Section 8.13. Disclosure. There is no fact known to Borrower which might reasonably be expected to have a Material Adverse Effect, that has not been disclosed in writing to Agent.
     Section 8.14. Subsidiaries. Borrower has no Subsidiaries other than Construction, KFMSGP, KFMSLP, King Fisher, Misener, OAS, OCGP, OCLP and F. Miller. Borrower owns directly or indirectly one hundred percent (100%) of the outstanding stock or other ownership interests of each such Subsidiary. Borrower has no assets other than the stock of OAS, the membership interests of OCLP and the ownership interests of F. Miller.

     Section 8.15. Compliance with Laws. None of Borrower, any Guarantor or any Subsidiary (a) is in violation in any material respect of any law, rule, regulation, order, or decree of any court, governmental authority, or arbitrator or (b) has received written notice of any such material violation from any Governmental Authority. All inventory of Borrower has been and will hereafter be produced in compliance in all material respects with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201-219), and the regulations promulgated thereunder.
     Section 8.16. Compliance with Agreements. None of Borrower, any Guarantor or any Subsidiary is in violation in any material respect of, or in any material default under, any material document, agreement, contract or instrument to which it is a party or by which it or its properties are bound.
     Section 8.17. Environmental Matters. Except as may be disclosed in the Environmental Reports, but excluding those items described in the Environmental Reports which have been remediated pursuant to the Florida Remediation, Borrower, each Guarantor and each Subsidiary, and their respective properties are in compliance with all applicable Environmental Laws. Except for the Florida Remediation, there is no pending or threatened investigation or inquiry by any governmental authority of Borrower, any Guarantor or any Subsidiary, or any of their respective properties pertaining to any Hazardous Substance. Except in the ordinary course of business and in compliance with all Environmental Laws and except as may be disclosed in the Environmental Reports, but excluding those items described in the Environmental Reports which have been remediated pursuant to the Florida Remediation, there are no Hazardous Substances located on or under any of the properties of Borrower, any Guarantor or any Subsidiary. Except in the ordinary course of business and in compliance with all Environmental Laws and except as may be disclosed in the Environmental Reports, but excluding those items described in the Environmental Reports which have been remediated pursuant to the Florida Remediation, none of Borrower, any Guarantor or any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties. Borrower, each Guarantor and each Subsidiary have obtained all permits, licenses, and authorizations which are required under and by all Environmental Laws, except as may be disclosed in the Environmental Reports. Notwithstanding the foregoing, (a) the Florida Remediation has been conducted as required by the Environmental Report-Florida Property, and (b) remediation at the Market Street Property has been completed in accordance with the requirements of the TCEQ.
     Section 8.18. Solvency. Borrower, Guarantors and their Subsidiaries, on an individual and a consolidated basis, are not insolvent, Borrower’s, Guarantors’ and their Subsidiaries’ assets, on an individual and a consolidated basis, exceed their liabilities, and Borrower will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

     Section 8.19. Investment Company Act. None of Borrower, any Guarantor or any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 8.20. Labor Disputes. There are no strikes, labor disputes, slow downs or work stoppages due to labor disagreements related to Borrower, any Guarantor or any Subsidiary which have had, or would reasonably be expected to have, a Materially Adverse Effect, and, to the best knowledge of Borrower, there are no such strikes, disputes, slow downs or work stoppages threatened against Borrower, any Guarantor or any Subsidiary.
ARTICLE IX.
Affirmative Covenants
     Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or Issuing Bank has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, Borrower will perform and observe the covenants set forth below, unless Agent shall otherwise consent in writing.
     Section 9.1. Reporting Requirements. Borrower will deliver to Agent, Lenders and Issuing Bank:
     (a) Annual Financial Statements — Borrower. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2007, (i) a copy of the annual audited financial statements of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated and a consolidating basis, balance sheets, statements of income, statements of stockholders’ equity and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing reasonably acceptable to Agent and (ii) certificates of such accountants and of an officer of Borrower acceptable to Agent to the effect that such Persons have no knowledge that any Event of Default or Unmatured Event of Default has occurred and is continuing and that, to the best of such Persons’ knowledge, such financial statements are true and correct in all material respects.
     (b) Quarterly Financial Statements — Borrower. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a copy of the financial statements of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and a consolidating basis, balance sheets, statements of income, statements of stockholders’ equity and cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and accompanied by a certificate of an officer of Borrower acceptable to Agent to the effect that such officer has no knowledge that any Event of Default or Unmatured Event of Default has occurred and is continuing, such financial statements have been prepared in accordance with GAAP, and, to the best of such officers’ knowledge, such financial statements are true and correct in all material respects.
     (c) No Default Certificate. (i) As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a No Default Certificate as of the last day of such fiscal quarter, and (ii) together with the financial statements delivered pursuant to Section 9.1(a), a No Default Certificate as of the last day of the fiscal year covered by such financial statements, in each case executed by an officer of Borrower acceptable to Agent and containing detailed calculations of the covenants contained in Article XI.
     (d) Contract Status Reports. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a contract status report for Borrower and its Subsidiaries, certified by an officer of Borrower acceptable to Agent.
     (e) Borrowing Base Certificate. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a Borrowing Base Certificate as of the last day of such fiscal quarter certified by an officer of each Borrowing Base Party acceptable to Agent; provided, however, if at the end of any month the outstanding principal balance of the Revolving Advances is $1.00 or more, as soon as available, and in any event within thirty (30) days after the end of such month.
     (f) Quarterly Accounts Receivable Reports. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, aged accounts receivable reports for Borrower as of the last day of such month certified by an officer of Borrower acceptable to Agent; provided, however, if at the end of any month the outstanding principal balance of the Revolving Advances is $1.00 or more, as soon as available, and in any event within thirty (30) days after the end of such month.
     (g) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting Borrower, any Guarantor or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.
     (h) Judgments. Within five (5) days of the rendering thereof, notice of any judgment against Borrower, any Guarantor or any Subsidiary in an amount which is more than $50,000.00.
     (i) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of each Event of Default and Unmatured Event of Default of which Borrower is aware, a written notice setting forth the details of such Event of Default or Unmatured Event of Default and the action which Borrower has taken and proposes to take with respect thereto.
     (j) Notice of Material Adverse Effect. As soon as possible, an in any event within five (5) days after Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any condition which could reasonably be expected to have a Material Adverse Effect.
     (k) General Information. Promptly, such other information concerning Borrower, any Guarantor or any Subsidiary as Lender may from time to time reasonably request, all of which information is subject to the provisions of Section 14.20 of this Agreement.
     Section 9.2. Maintenance of Existence; Conduct of Business. Borrower will preserve and maintain, and will cause each Guarantor and each Subsidiary to preserve and maintain, its corporate existence and preserve and maintain all of its material leases, privileges, licenses, permits, franchises, qualifications, intellectual property rights and other rights. Anything in this Agreement to the contrary notwithstanding, (a) Borrower and each of the Guarantors and Subsidiaries may change its corporate or other name or address, (b) any of the Subsidiaries may merge with or into Borrower if Borrower is the survivor of such merger (or dissolve and liquidate its assets to Borrower), and (c) one or more of the Subsidiaries may merge with and into one another; provided in the event of any such name change or merger (or such dissolution and liquidation) that: (i) Borrower shall give Agent thirty (30) days prior written notice thereof and (ii) Borrower, Guarantors and the Subsidiaries shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by Agent in its reasonable business judgment to confirm the continuation and preservation of all Liens granted to Agent hereunder.
     Section 9.3. Maintenance of Properties. Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, its assets and properties in good condition and repair, ordinary wear and tear and damage by casualty excepted.

     Section 9.4. Taxes and Claims. Borrower will pay or discharge, and will cause each Guarantor and each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid and past due, might become a Lien upon any of its property; provided, however, that none of Borrower, any Guarantor or any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge with respect to which no Lien has been filed of record, which is being contested in good faith by appropriate proceedings diligently pursued, for which adequate reserves have been established and the contest of which would not have a Material Adverse Effect.
     Section 9.5. Insurance. Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, with financially sound and reputable insurance companies workmen’s compensation insurance, liability insurance, and insurance on its property, assets and business, all in such amounts and against such risks as at any time are usually insured against by Persons engaged in similar businesses. Each insurance policy covering Collateral shall name Agent as lender loss payee and provide that such policy will not be cancelled without thirty (30) days prior written notice to Agent.
     Section 9.6. Inspection; Field Audits; Appraisals; Environmental. (a) At any reasonable time and from time to time during normal business hours and without undue interference to Borrower’s or any Guarantor’s or any Subsidiary’s business, Borrower will permit, and will cause each Guarantor and each Subsidiary to permit, representatives of Agent:
     (i) To examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrower, Guarantors and any Subsidiary and to discuss the business, operations, and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants;
     (ii) To conduct Field Audits; provided, however, that Agent intends to conduct at least one (1) Field Audit during each fiscal year of Borrower and the cost of one (1) Field Audit during each fiscal year of Borrower shall be paid by Borrower; and
     (iii) To conduct appraisals of the assets of Borrower and its Subsidiaries; provided, however, that if an Event of Default has occurred and is continuing, the cost of one (1) appraisal of all the assets of Borrower and its Subsidiaries during each calendar year shall be paid by Borrower (otherwise such cost shall be paid by Lenders).
     (b) In addition to its other rights regarding obtaining environmental reports contained in the Deeds of Trust-Market Street, the Deeds of Trust-Port Lavaca and the Mortgage-Florida, if an Event of Default has occurred and is continuing, Agent may obtain a

Phase I Environmental Report on the Florida Property, the cost of which shall be paid by Borrower.
     Section 9.7. Keeping Books and Records. Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, proper books of record and account in which full, true, and correct, in all material respects, entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
     Section 9.8. Compliance with Laws. Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, with all applicable laws, rules, regulations, and orders of any court, governmental authority, or arbitrator, except where failure to comply would not result in a Material Adverse Effect.
     Section 9.9. Compliance with Agreements. Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, with all agreements, contracts, and instruments binding on it or affecting its properties or business, except when failure to comply would not result in a Material Adverse Effect.
     Section 9.10. Further Assurances. Borrower will execute and deliver, and will cause each Guarantor and each Subsidiary to execute and deliver, such further instruments as may be reasonably requested by Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Agent in the Collateral.
     Section 9.11. ERISA. Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, in all material respects with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any material liability thereunder.
     Section 9.12. Continuity of Operations. Borrower will continue to conduct, and will cause each of its Subsidiaries to continue to conduct, its primary businesses as conducted as of the Closing Date and to continue its operations in such businesses.
     Section 9.13. Operating Accounts. Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, its operating accounts at Agent.
ARTICLE X.
Negative Covenants
     Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or Issuing Bank has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, Borrower will perform and observe the covenants set forth below, unless Agent shall otherwise consent in writing.
     Section 10.1. Debt. Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except (a) Debt to Lenders (including, without limitation, any and all Letter of Credit Liabilities), (b) Debt in an aggregate principal amount which does not exceed $100,000.00 outstanding at any time, (c) Bond Obligations, (d) Capital Lease Obligations in an aggregate amount which does not exceed $250,000.00 outstanding at any time, (e) Other Subordinated Debt, (f) accounts payable in the ordinary course of business, (g) Debt arising from the endorsement of instruments for collection in the ordinary course of business, (h) Rate Management Transaction Obligations and (i) the inter-company loans and advances permitted pursuant to Section 10.6 of this Agreement.
     Section 10.2. Limitation on Liens. Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (a) Liens in favor of Agent as agent for Lenders, (b) purchase money Liens securing Debt permitted by Section 10.1(b), which Liens cover only the assets financed with the Debt permitted by Section 10.1(b), (c) Liens on Bonded Receivables, which Liens secure only the related Bond Obligations, (d) Liens on cash deposits in an aggregate amount which does not exceed $250,000.00 at any time, which Liens secure only Bond Obligations, (e) Liens securing Debt permitted by Section 10.1(d), which Liens cover only the assets subject to the Capital Lease Obligations permitted by Section 10.1(d), (f) Permitted Encumbrances, if any, as defined in the Deeds of Trust-Market Street, the Deeds of Trust-Port Lavaca and the Mortgage-Florida, (g) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith as provided in Section 9.4, (h) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business, (i) statutory Liens and contractual Liens of landlords, created in the ordinary course of business for amounts which are not delinquent or past due, (j) Liens of judgment creditors provided such Liens do not secure judgments the existence of which results in an Event of Default pursuant to Section 12.1(g), (k) Liens in favor of banking institutions arising by operation of law encumbering deposits (including the right of setoff) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry, (l) Liens on cash deposits pledged as collateral to secure Cash Secured Letters of Credit, and (m) subordinate Liens in favor of Borrower’s and Guarantors’ bonding companies which Liens secure only the related Bond Obligations (collectively, “Permitted Liens”).
     Section 10.3. Mergers, Acquisitions, Dissolutions and Disposition of Assets. Borrower will not, and will not permit any Guarantor or any Subsidiary to, (a) become a party to a merger, consolidation or other business combination (“Merger”) or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person (“Acquisition”), unless (i) immediately before such Merger or Acquisition no Event of Default exists, (ii) no Event of Default would arise as a result of giving effect to such Merger or Acquisition, (iii) prior to such Merger or Acquisition Borrower has delivered to Agent notice of such Merger or Acquisition and evidence that after giving effect to such Merger or Acquisition the Total Leverage Ratio will be less than 2.50 to 1.00, and (iv) prior to any Merger or Acquisition, for which the consideration is $5,000,000.00 or more Borrower has delivered to Agent (A) copies of all appraisals (real property and/or equipment) obtained by Borrower in connection with such Merger or Acquisition, (B) copies of other information used by Borrower to determine the value of the acquired Person or assets and (C) a description of the structure of Borrower and its Subsidiaries following such Merger or Acquisition, (b) dissolve or liquidate, (c) sell, lease, assign, transfer or otherwise dispose of substantially all of its assets, except dispositions of inventory in the ordinary course of business, (d) enter into any partnership or joint venture, or (e) enter into any agreement to do any of the foregoing. Borrower will own no assets other than the stock of OAS, the membership interests of OCLP and the ownership interest in F. Miller. OCLP will own no assets other than limited partnership interests in Construction. OCGP will own no assets other than the general partnership interests in Construction. KFMSLP will own no assets other than the limited partnership interests of King Fisher. KFMSGP will own no assets other than the general partnership interests in King Fisher. No Subsidiary of Borrower may issue, sell or otherwise dispose of any of its equity securities (of any class) or its ownership interests (partnership, membership or otherwise) to any Person other than Borrower or any Subsidiary.
     Section 10.4. Subsidiaries. Borrower will not, and will not permit any Guarantor or any Subsidiary to, create or acquire any Subsidiary, unless at the time of the creation or acquisition of such Subsidiary, (a) Borrower, such Guarantor or such Subsidiary has notified Agent of the creation or the acquisition of such Subsidiary, (b) Borrower, such Guarantor or such Subsidiary has pledged the ownership interests in such Subsidiary to Agent, and (c) such Subsidiary (i) has executed and delivered to Agent a Security Agreement-Subsidiary-General and a Guaranty Agreement, (ii) if such Subsidiary owns equity interests, has executed and delivered to Agent a pledge agreement in form and substance satisfactory to Agent, and (iii) has delivered to the Agent its Organizational Documents and evidence of its authority to enter into the documents referred to in clause (c)(i) and (ii) above. Security Agreements-Subsidiary-General, Guaranty Agreements and pledge agreements executed by Subsidiaries pursuant to the preceding sentence shall constitute Loan Documents.
     Section 10.5. Restricted Payments; Management Fees. Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock. Notwithstanding the foregoing, Borrower may repurchase or otherwise acquire any of its capital stock to the extent required or provided for by any stock incentive plan of Borrower. Neither Borrower nor any Subsidiary shall enter into any other agreement that prohibits or limits the amount of dividends, Distributions, or loans that may be paid or made to Borrower by any of its Subsidiaries.
     Section 10.6. Loans and Advances. Borrower will not make, and will not permit any Guarantor or any Subsidiary to make, any advance, loan or extension of credit to any Person (including any employee, officer or director of Borrower, any Guarantor or any Subsidiary); provided, however, that Borrower may make loans and advances to any Guarantor or any Subsidiary, and any Subsidiary or any Guarantor may make loans and advances to any other Subsidiary and any other Guarantor, and further provided that the Borrower and its Subsidiaries may advance money for anticipated expenses to any of their respective employees, officers, and directors in an outstanding amount which does not exceed $100,000.00 at any time.
     Section 10.7. Investments. Borrower will not make, and will not permit any Guarantor or any Subsidiary to make, any capital contribution to or investment in, or purchase, or permit any Guarantor or any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of any Person, except (a) readily marketable direct obligations of the United States of America, (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition of Agent or any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service, Inc., (d) investments made through Agent or its Affiliates and approved by Agent, and (e) capital contributions to or investments in any of the Subsidiaries.
     Section 10.8. Compliance with Environmental Laws. Borrower will not, and will not permit any Guarantor or any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance, other than in the ordinary course of its business and in accordance with applicable Environmental Laws and other then in connection with the Florida Remediation, (b) generate any Hazardous Substance, other than in the ordinary course of its business and in accordance with applicable Environmental Laws, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, other than in the ordinary course of its business and in accordance with applicable Environmental Laws, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate in any material respect any Environmental Law.
     Section 10.9. Accounting. Borrower will not make, and will not permit any Guarantor or any Subsidiary to make, any material change in accounting treatment or reporting practices, except as required by GAAP or as required as a result of Borrower operating as a public company and issuing stock, warrants, rights and options.

     Section 10.10. Change of Business. Borrower will not enter into, or permit any Subsidiary to enter into, any type of business which is materially different from the business in which Borrower and its Subsidiaries, taken as a whole, are presently engaged.
     Section 10.11. Transactions With Affiliates. Except for certain agreements listed in Schedule 10.11, Borrower will not enter into, or permit to exist, and will not permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates which is on terms which are less favorable than are obtainable from any Person who is not an Affiliate of Borrower or such Subsidiary.
     Section 10.12. Capital Expenditures. Borrower will not permit the aggregate Capital Expenditures of Borrower and its Subsidiaries to exceed $18,000,000.00 during any fiscal year; provided, however that Capital Expenditures incurred in connection with Mergers and Acquisitions (as defined in Section 10.3) shall be excluded from the limitations contained in this Section 10.12.
     Section 10.13.ERISA. Borrower will not, and will not permit any Guarantor or any Subsidiary to, engage in any transaction in connection with which the Borrower, such Guarantor or such Subsidiary could be subject to a civil penalty assessed pursuant to a material ERISA violation.
ARTICLE XI.
Financial Covenants
     Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or Issuing Bank has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, Borrower will observe and perform the financial covenants set forth below, unless Agent shall otherwise consent in writing.
     Section 11.1. Net Worth. Borrower will at all times maintain Net Worth in an amount not less than the sum of (a) $40,000,000.00, plus (b) fifty percent (50%) of Adjusted Net Income since December 31, 2006, plus (c) seventy-five percent (75%) of net proceeds of equity issuance. For the purpose of calculating clause (b), Adjusted Net Income shall be the sum of Adjusted Net Income of Borrower and its Subsidiaries for each fiscal quarter beginning with the fiscal quarter ending March 31, 2007, provided, however that for any fiscal quarter for which Adjusted Net Income was less than zero, Adjusted Net Income for such fiscal quarter shall be assumed to be zero (and shall be calculated as zero for such quarter). Net Worth shall be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending March 31, 2007.

     Section 11.2. Fixed Charge Coverage Ratio. Borrower will at all times maintain a Fixed Charge Coverage Ratio of not less than 1.30 to 1.00. The Fixed Charge Coverage Ratio will be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending March 31, 2007 on a cumulative basis for the four (4) fiscal quarters ended as of such date (a “rolling or trailing four (4) quarters” basis).
     Section 11.3. Total Leverage Ratio. Borrower will maintain a Total Leverage Ratio of not greater than 3.00 to 1.00. The Total Leverage Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending March 31, 2007, and, for purposes of calculating the Total Leverage Ratio, EBITDA shall be determined on a cumulative basis for the four (4) fiscal quarters ended as of such date (a “rolling or trailing four (4) quarters” basis).
ARTICLE XII.
Default
     Section 12.1. Events of Default. Each of the following shall be deemed an “Event of Default”:
     (a) Borrower shall fail to pay (i) the principal of the Obligations (or any part thereof) when due or (ii) any other portion of the Obligations (including interest and fees) and such failure shall continue for a period of five (5) days.
     (b) Any representation or warranty made or deemed made by Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.
     (c) Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term (i) contained in Section 9.1, Article X or Article XI, or (ii) contained in any other Section or Article of this Agreement or any other Loan Document and such failure shall continue for thirty (30) days following the earlier of the date on which (A) Borrower or such Obligated Party has knowledge of such failure, or (B) Agent gives Borrower or such Obligated Party notice of such failure.
     (d) Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.
     (e) An involuntary proceeding shall be commenced against Borrower, any Subsidiary, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.
     (f) Borrower, any Subsidiary, or any Obligated Party shall fail to discharge within a period of sixty (60) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $1,000,000.00 against any of its assets or properties.
     (g) Any final (i) judgment or order for payment of money in excess of $250,000.00, or otherwise having a Material Adverse Effect, not covered by insurance for which Borrower, any Subsidiary or any Obligated Party is liable or (ii) non-monetary judgment or order having a Material Adverse Effect, not covered by insurance for which Borrower, any Subsidiary or any Obligated Party is liable, shall be rendered against Borrower, any Subsidiary or any Obligated Party, which judgment remains in effect for sixty (60) days without being stayed or deferred.
     (h) Borrower, any Subsidiary, or any Obligated Party shall fail to pay when due any principal of or interest on any Debt having a principal amount in excess of $250,000.00 (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.
     (i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid Lien of the priority described in this Agreement.

     (j) A Change of Control shall occur.
     (k) Borrower or any of its Subsidiaries (i) shall fail to have adequate bonding capacity to operate their respective businesses in the ordinary course of business as reasonably determined by Agent in good faith and such failure shall continue for thirty (30) days or (ii) shall receive notice that its bonding capacity is to be or has been denied, terminated or withdrawn and a period of thirty (30) days shall elapse following the date of receipt of such notice by Borrower or such Subsidiary without Borrower or such Subsidiary replacing such denied, terminated or withdrawn bonding capacity with another bonding agent.
     Section 12.2. Remedies Upon Default. If any Event of Default shall occur, Agent may do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Notes and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the Commitments-Revolving Advances and the Commitments-Acquisition Term Loan without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to Agent to secure payment and performance of the Obligations, and (d) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 12.1(d) or Section 12.1(e), the Commitments-Revolving Advances and the Commitments-Acquisition Term Loan shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Notes and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.
     Section 12.3. Cash Collateral. If any Event of Default shall occur and is continuing, Borrower shall, if requested by Agent, immediately deposit with and pledge to Agent, cash or cash equivalent investments in an amount equal to the outstanding Letter of Credit Liabilities as security for the Obligations.
     Section 12.4. Performance by Agent. If Borrower shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty, or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Agent, promptly pay any reasonable and documented amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that neither Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.
ARTICLE XIII.
The Agent
     Section 13.1. Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent (which term as used in this Section 13.1(a), Section 13.3, 13.6 and 13.7 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees and agents) shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Documents or otherwise exist against Agent.
     (b) Issuing Bank shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to Agent in this Article XIII with respect to any acts taken or omissions suffered by Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Article XIII, including Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to Issuing Bank.
     Section 13.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
     Section 13.3. Liability of Agent. None of Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Documents or the transactions contemplated hereby (except for their own gross negligence or willful misconduct), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty (whether written or oral) made by Borrower or any Subsidiary or

Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.
     Section 13.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, telephone or electronic message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent with reasonable care. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Documents in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.
     Section 13.5. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Agent will notify Lenders of its receipt of any such notice. Agent shall (subject to any requested indemnification pursuant to Section 13.7) take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Majority Lenders in accordance with Article XIII; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of Lenders.
     Section 13.6. Credit Decision. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or its Subsidiaries which may come into the possession of the Agent.
     Section 13.7. INDEMNIFICATION. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL INDEMNIFY UPON DEMAND AGENT AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE OBLIGATION OF BORROWER TO DO SO), BASED ON ITS PRO RATA SHARE-TOTAL, FROM AND AGAINST ANY AND ALL CLAIMS; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PAYMENT TO ANY SUCH PERSON OF ANY PORTION OF THE CLAIMS RESULTING FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE AGENT UPON DEMAND FOR ITS PRO RATA SHARE-TOTAL OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) INCURRED BY AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE REPAYMENT OF THE REVOLVING ADVANCES, THE REAL ESTATE TERM LOAN, THE ACQUISITION TERM LOAN, CANCELLATION OF EACH NOTE, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS, TERMINATION OF THIS AGREEMENT AND THE RESIGNATION OR REPLACEMENT OF AGENT.
     Section 13.8. Agent in Individual Capacity. Amegy Bank National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from,

acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though Amegy Bank National Association were not Agent or Issuing Bank hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Amegy Bank National Association or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to the Revolving Advances, the Real Estate Term Loan and the Acquisition Term Loan, and Amegy Bank National Association’s Pro Rata Share thereof, Amegy Bank National Association and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as Amegy Bank National Association were not Agent and Issuing Bank, and the terms “Lender” and “Lenders” including Amegy Bank National Association and its Affiliates, to the extent applicable, in their individual capacities.
     Section 13.9. Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrower. If Agent resigns under this Agreement, Lenders shall, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XIII and Sections 13.1, 13.3 and 13.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Majority Lenders (with the consent of Borrower) appoint a successor agent as provided for above.
     Section 13.10. Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under any Loan Document (a) upon termination of the Combined Commitments-Revolving Advances and the Combined Commitments-Acquisition Term Loan and payment in full of all Revolving Advances, the Real Estate Term Loan, the Acquisition Term Loan, the Letter of Credit Liabilities and all other obligations of Borrower hereunder and the expiration of termination of all Letters of Credit; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (c) subject to Section 14.7, if approved, authorized or ratified in writing by one hundred percent (100%) of the Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 13.10.
ARTICLE XIV.
Miscellaneous
     Section 14.1. Expenses. Borrower hereby agrees to pay Agent and Lenders, as applicable, on demand (a) all reasonable and documented costs and expenses incurred by Agent (but not of other Lenders) in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the costs associated with field examinations (subject to Section 9.6(b)), appraisals and collateral reviews and fees and expenses of Agent’s legal counsel, (b) all reasonable and documented costs and expenses incurred by Agent and each Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement or any other Loan Document, including, without limitation, the reasonable and documented fees and expenses of each such Person’s legal counsel, and (c) all other reasonable and documented costs and expenses incurred by Agent in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees, and other charges levied by any governmental authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, audit or appraisal in respect of the Collateral.
     SECTION 14.2. INDEMNIFICATION. BORROWER HEREBY INDEMNIFIES AGENT, ISSUING BANK AND EACH LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, AND REASONABLE AND DOCUMENTED COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) (COLLECTIVELY, “CLAIMS”) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, (E) ANY ACT OR OMISSION OF AGENT OR ANY LENDER BASED UPON ANY FAX OR ELECTRONIC TRANSMISSION, OR (F) ANY MATTER RELATED TO ANY LETTER OF CREDIT, INCLUDING, WITH RESPECT TO ALL OF THE ABOVE, ANY

CLAIM WHICH ARISES AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNIFIED PERSON; PROVIDED, HOWEVER, THAT BORROWER’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 14.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.
     Section 14.3. Limitation of Liability. Neither Agent, Issuing Bank, any Lender nor any affiliate, officer, director, employee, attorney, or agent of such Person shall have any liability with respect to, and Borrower (for itself and on behalf of its Subsidiaries) hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower (for itself and on behalf of its Subsidiaries) hereby waives, releases, and agrees not to sue Agent, Issuing Bank, any Lender or any of such Person’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
     Section 14.4. No Waiver; Cumulative Remedies. No failure on the part of Agent, Issuing Bank, or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.
     Section 14.5. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Agent, Issuing Bank, each Lender and Borrower and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without prior written consent of Agent.
     Section 14.6. Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Agent, Issuing Bank or any Lender or any closing shall affect the representations and warranties or the right of Agent, Issuing Bank or any Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 14.1 and 14.2 shall survive repayment of the Notes and termination of the Combined Commitments-Revolving Advances, the Combined Commitments-Acquisition Term Loan and the Letters of Credit.

     Section 14.7. Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Note shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Pro Rata Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or any Note, by the Majority Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share-Revolving Advances, the Pro Rata Share-Real Estate Term Loan or the Pro Rata Share-Acquisition Term Loan of any Lender without the consent of such Lender. No amendment, modification, waiver or consent shall (i) increase the Combined Commitments-Revolving Advances, the principal amount of the Combined Commitments-Acquisition Term Loan or the principal amount of the Real Estate Term Loan, (ii) extend the date for payment of any principal of or interest on the Revolving Advances, the Real Estate Term Loan, the Acquisition Term Loan or any fees payable hereunder, (iii) extend any Lender’s Commitment-Revolving Advances, Commitment-Acquisition Term Loan or the Maturity Date Real Estate Term Loan, (iv) reduce the principal amount of any Revolving Advance, the Real Estate Term Loan or the Acquisition Term Loan, the rate of interest thereon or any fees payable hereunder, (v) release any guaranty or all or any substantial part of the collateral granted under the Loan Documents (except that Agent shall be entitled to release any Collateral to the extent the sale or disposition thereof is permitted under this Agreement), or (vi) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Lenders. No provision of Article XIII or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank.
     Section 14.8. Maximum Interest Rate. No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event Agent, Issuing Bank or any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Agent, Issuing Bank and Lenders shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.
     Section 14.9. Notices. All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may be emailed, telecopied (faxed), mailed by certified mail return receipt requested, or delivered to the intended recipient at the addresses specified on the signature pages hereof or at such other address as shall be designated by any such party in a notice to the other parties given in accordance with this Section; provided, however, that (a) all electronic mail transmissions may be only in the form of electronically scanned documents, showing all signatures, and (b) electronic mail may be used only to distribute routine communications, such as financial statements and Borrowing Base Certificates, and not for any other purpose. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given (a) when transmitted by telecopy (fax), subject to confirmation of receipt, (b) when received if transmitted by electronic mail, (c) when personally delivered or, (d) in the case of a mailed notice, two (2) Business Days after being duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, that notices to Agent pursuant to Article II or Article IV shall not be effective until received by Agent.
     Section 14.10. Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas and it shall be performable for all purposes in Harris County, Texas. Any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and Borrower hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement. Nothing herein or in any of the other Loan Documents shall affect the right of Agent or any Lender to serve process in any other manner permitted by law or shall limit the right of Agent or any Lender to bring any action or proceeding against Borrower or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by Borrower against Agent or any Lender shall be brought only in a court located in Harris County, Texas.
     Section 14.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 14.12. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.
     Section 14.13. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     Section 14.14. Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.
     Section 14.15. Consent to Participations. Any Lender shall have the right at any time and from time to time to sell or transfer one or more participation interests in the Notes and the indebtedness evidenced thereby to one or more purchasers (“Purchasers”), whether related or unrelated to such Lender; provided, however, that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 5.5, 5.8 and 5.9 and the right to setoff contained in Section 6.2, and (d) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Revolving Advances, the Real Estate Term Loan, the Acquisition Term Loan, and its Notes and to approve any amendment, modification, or waiver of any provisions of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interests is payable on such Revolving Advances, the Real Estate Term Loan, the Acquisition Term Loan, or Notes, extending any scheduled principal payment date or date fixed for the payment of interests on such Revolving Advances, the Real Estate Term Loan, the Acquisition Term Loan or Notes, or extending its Commitment-Revolving Advances or Commitment-Acquisition Term Loan). Any Lender may provide to any one or more Purchasers or potential Purchasers any information, financial statements, data or knowledge such Lender may have about Borrower or about any other matter relating to the Obligations, provided that such Purchasers or potential Purchasers first agree in writing to be bound by the confidentiality obligations of such Lender under Section 14.19 of this Agreement. Borrower agrees that the owners of any participation interests will be considered as the absolute owners of their interests in the Obligations and will, subject to the terms of this Section 14.15, have all the rights granted under the participation agreements or other agreements governing the sale of their participation interests. Borrower waives all rights of offset or counterclaim that it may now or later have against such Lender or against any Purchaser and agrees that such Lender may enforce Borrower’s obligations under the Loan Documents irrespective of the failure or insolvency of any owner of any interest in the

Obligations. Any Lender which participates a portion of the Obligations shall promptly notify Borrower of such participation.
     Section 14.16. Assignments. Any Lender may, with the prior written consents of Issuing Bank and Agent and (so long as no Event of Default has occurred and is continuing) Borrower (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by any Lender to one of its Affiliates), at any time assign and delegate to an Eligible Assignee all or any fraction of such Lender’s Revolving Advances, Commitment-Revolving Advances, Acquisition Advances and Commitment-Acquisition Term Loan and/or its Pro Rata Share of the Real Estate Term Loan in a minimum aggregate amount equal to the lesser of the amount of the assigning Lender’s Pro Rata Share of the Combined Commitments-Revolving Advances, the Combined Commitments-Acquisition Term Loan or the Real Estate Term Loan, as applicable, and (a) $2,500,000.00 if no Event of Default has occurred and is continuing and (b) $1,000,000.00 if an Event of Default has occurred and is continuing; provided that Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Eligible Assignee until the date when all of the following conditions shall have been met:
     (a) the assigning Lender and the Eligible Assignee shall have executed and delivered to Borrower and Agent an Assignment and Acceptance, together with any documents required to be delivered thereunder, which Assignment and Acceptance shall have been accepted by Agent;
     (b) except in the case of an assignment by a Lender to one of its Affiliates, the assigning Lender or the Eligible Assignee shall have paid Agent a processing fee of $3,500; and
     (c) five (5) Business Days (or such lesser period of time as the Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Eligible Assignee, shall have been given to Borrower and Agent by such assigning Lender and the Eligible Assignee.
Any Lender may provide to any one or more Eligible Assignees or potential Eligible Assignees any information, financial statements, data or knowledge such Lender may have about Borrower or about any other matter relating to the obligations; provided that such Eligible Assignees or potential Eligible Assignees first agree in writing to be bound by the confidentiality obligations of such Lender under Section 14.19 of this Agreement. From and after the date on which the conditions described above have been met, (x) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Eligible Assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment and Acceptance, shall be released from its obligations hereunder. Within five (5) Business Days after effectiveness of any assignment and delegation, Borrower shall execute and deliver to Agent (for delivery to the Eligible Assignee and the assigning Lender, as applicable) a new Note, as applicable, in the principal amount of the Eligible Assignee’s Pro Rata Share of the Combined Commitments-Revolving Advances, the Combined Commitments-Acquisition Term Loan or the Real Estate Term Loan, as applicable, and, if the assigning Lender has retained a Commitment-Revolving Advances, a Commitment-Acquisition Term Loan or a portion of the Real Estate Term Loan, as applicable, hereunder, a replacement Revolving Credit Note, Acquisition Term Note or a Real Estate Term Note in the principal amount of the Pro Rata Share of the Combined Commitments-Revolving Advances, the Combined Commitments-Acquisition Term Loan or the Real Estate Term Loan, as applicable, retained by the assigning Lender (such Note to be in exchange for, but not in payment of, the portion of the predecessor Notes not being assigned). Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Upon delivery by Borrower of any such new Note in replacement of an existing Note, the existing Note shall be deemed cancelled and replaced. Any attempted assignment and delegation not made in accordance with this Section 14.16 shall be null and void.
     Notwithstanding the foregoing provisions of this Section 14.16 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Commitment-Revolving Advances, its Commitment-Acquisition Term Loan or its Pro Rata Share of the Real Estate Term Loan and its Notes to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).
     Section 14.17. USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.
     Section 14.18. Foreign Lender Reporting Requirements. If any Lender which is not a Person organized and existing under the laws of the United States of America or a state thereof (a “Non-US Person”) becomes a party to this Agreement, such Lender will deliver to Borrower and Agent such documents and forms related to such status as a Non-US Person as Borrower or Agent may require.
     Section 14.19. Confidentiality. Agent and each Lender agree (on behalf of itself and each of its Affiliates, directors, officers and employees) to use reasonable efforts to keep confidential, in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound investment practices, any non-public information supplied to it by or on behalf of any of Borrower, the Subsidiaries, or the other

Obligated Parties pursuant to this Agreement or any other Loan Document, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel or any other third party professional consultants or advisors for any Lender or Agent, (c) to regulatory bodies (including the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about Agent’s or any Lender’s investment portfolio), auditors or accountants of Agent or any Lender, (d) to Agent or any other Lender or any Affiliate thereof, (e) in connection with any litigation relating to the transactions contemplated by this Agreement or any other Loan Document to which any one or more of Agent or any Lender is a party, or (f) to any assignee or participant (or prospective assignee or participant) or to any direct or indirect contractual counterparties in swap agreements or to the professional advisors of such swap counterparties so long as such assignee or participant (or prospective assignee or participant) or direct or indirect contractual counterparties in swap agreements or such swap counterparties’ professional advisors agree in writing to be bound by the provisions of this Section 14.19. Non-public information does not include information that (i) was publicly known prior to the time of disclosure by Borrower or any of the Subsidiaries or other Obligated Parties, (ii) after disclosure by Borrower or any of the Subsidiaries or other Obligated Parties to any Lender or the Agent, becomes publicly known through no act or omission by any Lender or the Agent or by any Person acting on behalf of any Lender or the Agent or (iii) otherwise becomes known to any Lender or the Agent other than through disclosure by Borrower or any of the Subsidiaries or other Obligated Parties.
     Section 14.20. Document Imaging. Borrower understands and agrees that (a) Agent’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.
     Section 14.21. ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.
     Section 14.22. WAIVER OF TRIAL BY JURY. TO THE FULLEST EXTENT PERMITTED, BY APPLICABLE LAW, BORROWER, AGENT, ISSUING BANK AND EACH LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE)

BETWEEN OR AMONG BORROWER AND AGENT, ISSUING BANK OR ANY LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR ANY RELATIONSHIP BETWEEN BORROWER AND AGENT, ISSUING BANK OR ANY LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

ORION MARINE GROUP, INC.,
a Delaware corporation

By:	/s/ Mark R. Stauffer

Mark R. Stauffer Chief Financial Officer

Address for Notices:
12550 Fuqua Houston, Texas 77034
Fax No.: 713-852-6530
Email: mstauffer@orionmarinegroup.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
2801 Via Fortuna, Suite 100
Austin, Texas 78746 Attention: Kyle Fox
Fax No.: 512-236-3295
Email: kfox@velaw.com

AGENT:

AMEGY BANK NATIONAL ASSOCIATION

	By:	/s/ Laif Afseth

Laif Afseth
Senior Vice President

Address for Notices:
Five Post Oak Park
4400 Post Oak Parkway
Houston, Texas 77027 Fax No.: 713-571-5413
Email: laif.afseth@amegybank.com

LENDERS:

Commitment - Real Estate Term Loan: $928,500.00		AMEGY BANK NATIONAL ASSOCIATION

	By:	/s/ Laif Afseth

Laif Afseth
Senior Vice President

Address for Notices:
Five Post Oak Park
4400 Post Oak Parkway
Houston, Texas 77027 Fax No.: 713-571-5413
Email: laif.afseth@amegybank.com

Commitment -	GUARANTY BANK
Real Estate Term Loan: $773,750.00

	By:	/s/ Jason Fowler

	Name:	Jason Fowler

	Title:	Vice President

Address for Notices:
333 Clay Street, Suite 4400
Houston, Texas 77002 Fax No.:
713-759-0765
Email: scott.wiginton@guarantygroup.com
jason.fowler@guarantygroup.com

Commitment -	WHITNEY NATIONAL BANK
Real Estate Term Loan: $464,250.00

	By:	/s/ Larry C. Stephens

Larry C. Stephens
Vice President

Address for Notices:
River Oaks Branch
4265 San Felipe, Suite 200
Fax No.:

Email: lstephens@whitneybank.com

Commitment -	WACHOVIA BANK, N.A.
Real Estate Term Loan: $464,250.00

	By:	/s/ Kenneth C. Coulter

	Name:	Kenneth C. Coulter

	Title:	Vice President

Address for Notices:
2800 Post Oak Blvd., Suite 3400
Houston, Texas 77056
Fax No.: 713-650-3328/713-652-0500
Email: kenneth.coulter@wachovia.com

Commitment - Real Estate Term Loan: $464,250.00	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Linda Masera

	Name:	Linda Masera

	Title:	Vice President

Address for Notices:
1000 Louisiana, 3rd Floor
Houston, Texas 77002
Fax No.: 713-739-1082
Email: maseralf@wellsfargo.com

LIST OF SCHEDULES

Schedule 10.11	Agreements with Affiliates

ANNEX “I”
LIST OF COMMITMENT-REVOLVING ADVANCES
July 10, 2007

		Commitment-
		Revolving Advances
	Percentage Share	Amounts as of
Name of Lender	as of July 10, 2007	July 10, 2007
1. Amegy Bank National National Association	30%	$2,550,000.00

2. Guaranty Bank	25%	$2,125,000.00

3. Whitney National Bank	15%	$1,275,000.00

4. Wachovia Bank, N.A.	15%	$1,275,000.00

5. Wells Fargo Bank, National Association	15%	$1,275,000.00

Total	100%	$8,500,000.00

ANNEX “II”
LIST OF COMMITMENT-ACQUISITION ADVANCES
July 10, 2007

		Commitment-
		Acquisition Advances
	Percentage Share	Amounts as of
Name of Lender	as of July 10, 2007	July 10, 2007
1. Amegy Bank National National Association	20%	$5,000,000.00

2. Guaranty Bank	20%	$5,000,000.00

3. Whitney National Bank	20%	$5,000,000.00

4. Wachovia Bank, N.A.	20%	$5,000,000.00

5. Wells Fargo Bank, National Association	20%	$5,000,000.00

Total	100%	$25,000,000.00

LIST OF EXHIBITS

Exhibit	Document

A	Form of Revolving Credit Note

B	Copies of Real Estate Term Notes

C	Form of Acquisition Term Note

D	Form of Security Agreement-Subsidiary-General

E	Pledge Agreement-Borrower-Ownership Interests

F	Pledge Agreement-Borrower-Stock

G	Form of Pledge Agreement-Subsidiary- Ownership Interests

H	Form of Pledge Agreement-Subsidiary-Stock

I	Copy of Deed of Trust-Market Street-First Lien

J	Deed of Trust-Market Street-Second Lien

K	Copy of Deed of Trust-Port Lavaca-First Lien

L	Deed of Trust-Port Lavaca-Second Lien

M	Mortgage-Florida

N	Form of Guaranty Agreement

O	Revolving Advance Request Form

P	Acquisition Advance Request Form

Q	Borrowing Base Certificate

R	No Default Certificate

S	Assignment and Acceptance

T	Form of Modification to Real Estate Term Note

Exhibit	Document
U	Modification to Deed of Trust-Market Street-First Lien

V	Modification to Deed of Trust-Port Lavaca-First Lien